Exhibit 10.3

SIXTH AMENDED AND RESTATED LIMITED PARTNERSHIP AGREEMENT

OF

ARES HOLDINGS L.P.

Dated as of May 8, 2025

THE PARTNERSHIP UNITS OF ARES HOLDINGS L.P. HAVE NOT BEEN REGISTERED UNDER THE U.S. SECURITIES ACT OF 1933, THE SECURITIES LAWS OF ANY STATE, PROVINCE OR ANY OTHER APPLICABLE SECURITIES LAWS AND ARE BEING SOLD IN RELIANCE UPON EXEMPTIONS FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND SUCH LAWS. SUCH UNITS MUST BE ACQUIRED FOR INVESTMENT ONLY AND MAY NOT BE OFFERED FOR SALE, PLEDGED, HYPOTHECATED, SOLD, ASSIGNED OR TRANSFERRED AT ANY TIME EXCEPT IN COMPLIANCE WITH (I) THE SECURITIES ACT, ANY APPLICABLE SECURITIES LAWS OF ANY STATE OR PROVINCE, AND ANY OTHER APPLICABLE SECURITIES LAWS; (II) THE TERMS AND CONDITIONS OF THIS SIXTH AMENDED AND RESTATED LIMITED PARTNERSHIP AGREEMENT; AND (III) ANY OTHER TERMS AND CONDITIONS AGREED TO IN WRITING BETWEEN THE GENERAL PARTNER AND THE APPLICABLE LIMITED PARTNER. THE UNITS MAY NOT BE TRANSFERRED OF RECORD EXCEPT IN COMPLIANCE WITH SUCH LAWS, THIS SIXTH AMENDED AND RESTATED LIMITED PARTNERSHIP AGREEMENT, AND ANY OTHER TERMS AND CONDITIONS AGREED TO IN WRITING BY THE GENERAL PARTNER AND THE APPLICABLE LIMITED PARTNER. THEREFORE, PURCHASERS AND OTHER TRANSFEREES OF SUCH UNITS WILL BE REQUIRED TO BEAR THE RISK OF THEIR INVESTMENT OR ACQUISITION FOR AN INDEFINITE PERIOD OF TIME.

TABLE OF CONTENTS
ARTICLE I DEFINITIONS
Section 1.1    Definitions
Section 1.2    Interpretation
ARTICLE II FORMATION, TERM, PURPOSE AND POWERS
Section 2.1    Conversion; Name; Foreign Jurisdictions
Section 2.2    Business Purpose
Section 2.3    Term
Section 2.4    Registered Office; Registered Agent
Section 2.5    Principal Office
Section 2.6    Powers of the Partnership
Section 2.7    Partners; Admission of New Partners
Section 2.8    Withdrawal
ARTICLE III MANAGEMENT
Section 3.1    General Partner
Section 3.2    Compensation
Section 3.3    Expenses
Section 3.4    Officers
Section 3.5    Authority of Partners
Section 3.6    Action by Written Consent or Ratification
ARTICLE IV DISTRIBUTIONS
Section 4.1    Distributions
Section 4.2    Liquidation Distribution
Section 4.3    Limitations on Distribution
ARTICLE V CAPITAL CONTRIBUTIONS; CAPITAL ACCOUNTS; TAX ALLOCATIONS; TAX MATTERS
Section 5.1    Initial Capital Contributions
Section 5.2    No Additional Capital Contributions
Section 5.3    Capital Accounts
Section 5.4    Allocations of Profits and Losses
Section 5.5    Special Allocations
Section 5.6    Tax Allocations
Section 5.7    Tax Advances
Section 5.8    Tax Matters
Section 5.9    Other Allocation Provisions
Section 5.10    Earn-out Units
ARTICLE VI BOOKS AND RECORDS; REPORTS
Section 6.1    Books and Records
ARTICLE VII PARTNERSHIP UNITS
Section 7.1    Units
Section 7.2    Register
Section 7.3    Registered Partners

ARTICLE VIII VESTING; FORFEITURE OF INTERESTS; TRANSFER RESTRICTIONS
Section 8.1    Vesting of Unvested Units
Section 8.2    Forfeiture of Units
Section 8.3    Limited Partner Transfers
Section 8.4    Mandatory Exchanges
Section 8.5    Encumbrances
Section 8.6    Further Restrictions
Section 8.7    Rights of Assignees
Section 8.8    Admissions, Withdrawals and Removals
Section 8.9    Admission of Assignees as Substitute Limited Partners
Section 8.10    Withdrawal and Removal of Limited Partners
ARTICLE IX DISSOLUTION, LIQUIDATION AND TERMINATION
Section 9.1    No Dissolution
Section 9.2    Events Causing Dissolution
Section 9.3    Distribution upon Dissolution
Section 9.4    Time for Liquidation
Section 9.5    Termination
Section 9.6    Claims of the Partners
Section 9.7    Survival of Certain Provisions
ARTICLE X LIABILITY AND INDEMNIFICATION
Section 10.1    Duties; Liabilities; Exculpation
Section 10.2    Indemnification
ARTICLE XI MISCELLANEOUS
Section 11.1    Dispute Resolution
Section 11.2    Severability
Section 11.3    Binding Effect
Section 11.4    Further Assurances
Section 11.5    Expenses
Section 11.6    Amendments and Waivers
Section 11.7    No Third Party Beneficiaries
Section 11.8    Power of Attorney
Section 11.9    Letter Agreements; Schedules
Section 11.10    Governing Law; Separability
Section 11.11    Notices
Section 11.12    Counterparts
Section 11.13    Cumulative Remedies
Section 11.14    Entire Agreement
Section 11.15    Partnership Status
Section 11.16    Limited Partner Representations
ARTICLE XII TERMS, PREFERENCES, RIGHTS, POWERS AND DUTIES OF THE SERIES B MANDATORY CONVERTIBLE PREFERRED MIRROR UNITS
Section 12.1    Designation
Section 12.2    Definitions
Section 12.3    Distributions

Section 12.4    Rank
Section 12.5    Redemption
Section 12.6    Distribution Rate
Section 12.7    Voting
Section 12.8    Liquidation Rights
Section 12.9    Amendments and Waivers
Section 12.10    Conversion
Section 12.11    Reservation of Class A Units
Section 12.12    No Third Party Beneficiaries

SIXTH AMENDED AND RESTATED LIMITED PARTNERSHIP AGREEMENT
OF
ARES HOLDINGS L.P.
SIXTH AMENDED AND RESTATED LIMITED PARTNERSHIP AGREEMENT (this “Agreement”) of Ares Holdings L.P., dated as of May 8, 2025 (the “Effective Date”), among Ares Holdco LLC, a Delaware limited liability company, as general partner, and the Limited Partners (as defined herein) of the Partnership.
WHEREAS, Ares Holdings LLC (“AH LLC”) was formed as a Delaware limited liability company on May 24, 2007;
WHEREAS, on or prior to June 8, 2016, all necessary action was taken to authorize AH LLC’s conversion to Ares Holdings L.P., a Delaware limited partnership (the “Partnership”), under the 2013 Amended and Restated Limited Liability Company Agreement of AH LLC, dated as of July 31, 2013 (the “LLC Agreement”), and the Delaware Limited Liability Company Act (6 Del. C. § 18-101, et seq.) (the “LLC Act”), including the approval by AH LLC’s manager of the conversion of AH LLC from a limited liability company to a limited partnership pursuant to an action by written consent dated on or about June 8, 2016;
WHEREAS, on June 8, 2016, AH LLC was converted to a limited partnership (the “Conversion”) pursuant to Section 17-217 of the Delaware Revised Uniform Limited Partnership Act (6 Del. C. § 17-101, et seq.) (the “Act”) and Section 18-216 of the LLC Act by causing the filing in the office of the Secretary of State of the State of Delaware of a Certificate of Conversion to Limited Partnership of AH LLC and a Certificate of Limited Partnership of the Partnership (the “Certificate”);
WHEREAS, the parties hereto entered into the Second Amended and Restated Limited Partnership Agreement of the Partnership, effective as of March 1, 2018 (the “A&R Partnership Agreement”);
WHEREAS, effective as of November 26, 2018, Ares Management, L.P., a Delaware limited partnership, has filed with the Secretary of State of the State of Delaware a Certificate of Conversion to convert to Ares Management Corporation, a Delaware corporation, in accordance with the Delaware General Corporation Law (8 Del. C. § 101, et seq.) and the Act (the “Issuer Conversion”);
WHEREAS, in connection with the Issuer Conversion, the parties hereto entered into the Third Amended and Restated Limited Partnership Agreement of the Partnership, effective as of November 26, 2018 (the “Third A&R Partnership Agreement”);
WHEREAS, on April 1, 2021, certain indirect subsidiaries of the Issuer entered into a series of transactions, pursuant to which, among other items, Ares Investments L.P. and Ares Offshore Holdings L.P. merged with and into the Partnership, with the Partnership continuing as the surviving entity (the “Internal Restructuring”);
WHEREAS, in connection with the Internal Restructuring, the parties hereto entered into the Fourth Amended and Restated Limited Partnership Agreement of the Partnership, effective as of April 1, 2021 (the “Fourth A&R Partnership Agreement”);
WHEREAS, on October 10, 2024, the Issuer issued 30,000,000 shares of its new class of 6.75% Series B Mandatory Convertible Preferred Stock, par value $0.01 per share (the “Mandatory Convertible Preferred Stock”);

WHEREAS, in connection with the issuance of the Mandatory Convertible Preferred Stock, the parties hereto entered into the Fifth Amended and Restated Limited Partnership Agreement of the Partnership, effective as of October 10, 2024 (the “Fifth A&R Partnership Agreement”);
    WHEREAS, on February 28, 2025, the General Partner entered into that certain First Amendment to the Fifth Amended and Restated Limited Partnership Agreement of the Partnership, dated February 28, 2025 (the “Amendment”), pursuant to which the Earn-out Units were authorized and created;
WHEREAS, in connection with the Amendment, and subsequent issuance of Earn-out Units on March 1, 2025, the parties hereto now desire to amend and restate the Fifth A&R Partnership Agreement as hereinafter set forth.
NOW, THEREFORE, the parties hereto agree as follows:
ARTICLE I
DEFINITIONS
Section 1.1    Definitions. Unless the context otherwise requires, the following terms shall have the following meanings for purposes of this Agreement:
“A&R Partnership Agreement” has the meaning set forth in the recitals.
“Act” has the meaning set forth in the recitals.
“Additional Credit Amount” has the meaning set forth in Section 4.1(b)(ii).
“Adjusted Capital Account Balance” means, with respect to each Partner, the balance in such Partner’s Capital Account adjusted (i) by taking into account the adjustments, allocations and distributions described in Treasury Regulations Sections 1.704-1(b)(2)(ii)(d)(4), (5) and (6); and (ii) by adding to such balance such Partner’s share of Partnership Minimum Gain and Partner Nonrecourse Debt Minimum Gain, determined pursuant to Treasury Regulations Sections 1.704-2(g) and 1.704-2(i)(5), any amounts such Partner is obligated to restore pursuant to any provision of this Agreement or by applicable Law. The foregoing definition of Adjusted Capital Account Balance is intended to comply with the provisions of Treasury Regulations Section 1.704-1(b)(2)(ii)(d) and shall be interpreted consistently therewith.
“Affiliate” means, with respect to any Person, any other Person that directly or indirectly through one or more intermediaries controls, is controlled by or is under common control with, the Person in question. As used herein, the term “control” means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities, by contract or otherwise; and the terms “controlling” and “controlled” have meanings correlative to the foregoing.
“Agreement” has the meaning set forth in the preamble of this Agreement.
“AH LLC” has the meaning set forth in the recitals.
“Amended Tax Amount” has the meaning set forth in Section 4.1(b)(ii).
“Amendment” has the meaning set forth in the recitals.

“Ares Company” means any of (i) the Issuer, (ii) Ares Management GP LLC, a Delaware limited liability company, (iii) Ares Voting LLC, a Delaware limited liability company, (iv) any entity that is or becomes part of the Ares Operating Group and (v) any entity in which any the foregoing directly or indirectly owns a majority interest or which any of the foregoing controls, or through which any of the foregoing directly or indirectly manages, directs or invests in a Fund, but excluding any Fund.
“Ares Operating Group” means, collectively, the Partnership and any future entity designated by the Issuer in its discretion as an Ares Operating Group entity for purposes of this Agreement.
“Ares Owners LP” means Ares Owners Holdings L.P., a Delaware limited partnership.
“Ares Owners LP Agreement” means the limited partnership agreement of Ares Owners LP.
“Ares Owners Mirror Units” means Class Mirror Units (as defined in the Ares Owners LP Agreement).
“Assignee” has the meaning set forth in Section 8.7.
“Assumed Tax Rate” means the highest effective marginal combined U.S. federal, state and local income tax rate for a Fiscal Year prescribed for an individual or corporate resident in Los Angeles, California or New York, New York, whichever is higher (taking into account (a) the nondeductibility of expenses subject to the limitation described in Section 67(a) of the Code (if applicable) and (b) the character (e.g., long-term or short-term capital gain or ordinary or exempt income) of the applicable income, but not taking into account the deductibility of state and local income taxes for U.S. federal income tax purposes). For the avoidance of doubt, the Assumed Tax Rate will be the same for all Partners.
“Available Cash” means, with respect to any fiscal period, the amount of cash on hand which the General Partner, in its sole discretion, deems available for distribution to the Partners, taking into account all debts, liabilities and obligations of the Partnership then due and amounts which the General Partner, in its sole discretion, deems necessary to expend or retain for working capital or otherwise or to place into reserves.
“Capital Account” means the separate capital account maintained for each Partner in accordance with Section 5.3 hereof.
“Capital Contribution” means, with respect to any Partner, the aggregate amount of money contributed to the Partnership and the Carrying Value of any property (other than money), net of any liabilities assumed by the Partnership upon contribution or to which such property is subject, contributed to the Partnership pursuant to Article V.
“Carrying Value” means, with respect to any Partnership asset, the asset’s adjusted basis for U.S. federal income tax purposes, except that the initial carrying value of assets contributed to the Partnership shall be their respective gross fair market values on the date of contribution as determined by the General Partner, and the Carrying Values of all Partnership assets shall be adjusted to equal their respective fair market values, in accordance with the rules set forth in Treasury Regulations Section 1.704-1(b)(2)(iv)(f), except as otherwise provided herein, as of: (a) the date of the acquisition of any additional Partnership interest by any new or existing Partner in exchange for more than a de minimis Capital Contribution; (b) the date of the distribution of more than a de minimis amount of Partnership assets to a Partner; (c) the date a Partnership interest is relinquished to the Partnership; (d) the acquisition of an interest in the Partnership by any new or existing Partner upon the exercise of a noncompensatory option in accordance with Treasury Regulation Section 1.704-1(b)(2)(iv)(s); (e) upon the conversion of any Unvested Earn-out Units into Class A Units in connection with a Vesting Event in accordance with principles similar to those set forth in Treasury Regulations Section 1.704-1(b)(2)(iv)(s) or (f) any other date specified in the Treasury Regulations; provided that adjustments pursuant to clauses (a), (b), (c) and (f) above shall be made only if such adjustments are deemed necessary or appropriate by the General Partner to reflect the relative economic interests of the Partners. The Carrying Value of any Partnership asset distributed to any Partner shall be adjusted immediately before such distribution to equal its fair market value. In the case of any asset that has a Carrying Value that differs from its adjusted tax basis, Carrying Value shall be adjusted by the amount of depreciation calculated for purposes of the definition of “Profits (Losses)” rather than the amount of depreciation determined for U.S. federal income tax purposes, and depreciation shall be calculated by reference to Carrying Value rather than tax basis once Carrying Value differs from tax basis. If any noncompensatory options or Unvested Earn-out Units are outstanding upon the occurrence of an event described in clauses (a) through (f) above, the Partnership shall adjust the Carrying Values of its properties in accordance with Treasury Regulation Sections 1.704-1(b)(2)(iv)(f)(1) and 1.704-1(b)(2)(iv)(h)(2).
“Certificate” has the meaning set forth in the recitals.
“Class” means the classes of Units into which the interests in the Partnership may be classified or divided from time to time by the General Partner in its sole discretion pursuant to the provisions of this Agreement. As of the Effective Date, the only Classes of Units are Class A Units, Earn-out Units and Series B Mandatory Convertible Preferred Mirror Units. Subclasses within a Class shall not be separate Classes for purposes of this Agreement. For all purposes hereunder and under the Act, only such Classes expressly established under this Agreement, including by the General Partner in accordance with this Agreement, shall be deemed to be a class of interests in the Partnership. For the avoidance of doubt, to the extent that the General Partner holds interests of any Class, the General Partner shall not be deemed to hold a separate Class of such interests from any other Partner because it is the General Partner.
“Class A Units” means the Units of partnership interest in the Partnership designated as the “Class A Units” herein and having the rights pertaining thereto as are set forth in this Agreement.
“Code” means the Internal Revenue Code of 1986.
“Collateral Agreement” means any security agreement, pledge agreement or similar agreement relating to any Credit Agreement.
“Common Shares” means shares of Class A Common Stock of the Issuer.
“Consenting Party” has the meaning set forth in Section 11.1(a).
“Contingencies” has the meaning set forth in Section 9.3(a).
“Conversion” has the meaning set forth in the recitals.
“Corresponding Rate” means the number of Class A Units that would be forfeited or cancelled upon the forfeiture or cancellation of Ares Owners Mirror Units or Common Shares pursuant to any agreements governing such Ares Owners Mirror Units or Common Shares, as applicable. As of the Effective Date, the Corresponding Rate shall be 1 for 1. The Corresponding Rate shall be adjusted accordingly by the General Partner in its sole discretion upon: (a) any subdivision (by any share or unit split, share or unit distribution, reclassification, reorganization, recapitalization or otherwise) or combination (by reverse share or unit split, reclassification, reorganization, recapitalization or otherwise) of the Class A Units that is not accompanied by an identical subdivision or combination of the Ares Owners Mirror Units, as applicable, or Common Shares, as applicable; or (b) any subdivision (by any unit split, unit distribution, reclassification, reorganization, recapitalization or otherwise) or combination (by reverse unit split, reclassification, reorganization, recapitalization or otherwise) of the Ares Owners Mirror Units, as applicable, or Common Shares, as applicable, that is not accompanied by an identical subdivision or combination of the Class A Units.
“Credit Agreement” means any facility for borrowed money of Ares Management LLC or an affiliate of Ares Management LLC.
“Credit Amount” has the meaning set forth in Section 4.1(b)(ii).
“Creditable Non-U.S. Tax” means a non-U.S. tax paid or accrued for U.S. federal income tax purposes by the Partnership, in either case to the extent that such tax is eligible for credit under Section 901(a) of the Code. A non-U.S. tax is a Creditable Non-U.S. Tax for these purposes without regard to whether a partner receiving an allocation of such non-U.S. tax elects to claim a credit for such amount. This definition is intended to be consistent with the term “creditable foreign tax” in Treasury Regulations Section 1.704-1(b)(4)(viii), and shall be interpreted consistently therewith.
“Disabling Event” means the General Partner ceasing to be the general partner of the Partnership pursuant to Section 17-402 of the Act.
“Dissolution Event” has the meaning set forth in Section 9.2.
“Earn-out Units” means a Unit designated as a “Earn-out Unit” and having the rights and obligations specified with respect to the Earn-out Units in this Agreement.
“Effective Date” has the meaning set forth in the preamble.
“Encumbrance” means any mortgage, hypothecation, claim, lien, encumbrance, conditional sales or other title retention agreement, right of first refusal, preemptive right, pledge, option, charge, security interest or other similar interest, easement, judgment or imperfection of title of any nature whatsoever.
“ERISA” means The Employee Retirement Income Security Act of 1974.
“Exchange Act” means the U.S. Securities Exchange Act of 1934.
“Exchange Agreement” means the Sixth Amended and Restated Exchange Agreement, dated as of May 8, 2025, among the Issuer, the Ares Operating Group entities and the limited partners of the Ares Operating Group entities (or their designees or Affiliates) party thereto, as may be amended and supplemented from time to time.
“Exchange Transaction” means an exchange of Class A Units for Common Shares pursuant to, and in accordance with, the Exchange Agreement or, if the Issuer and the exchanging Limited Partner shall mutually agree, a Transfer of Class A Units to the Issuer, the Partnership or any of their subsidiaries for other consideration.
“Family Member” means, with respect to any Limited Partner who is a natural person, such Limited Partner’s spouse, parents, siblings and children and any other natural person who occupies the same principal residence as such Limited Partner, and the spouses, descendants and ancestors of each of the foregoing.
“Final Tax Amount” has the meaning set forth in Section 4.1(b)(ii).
“Fiscal Year” means the period commencing on January 1 and ending on December 31 of each year, except (a) for the short taxable years in the years of the Partnership’s formation (i.e., the year in which AH LLC was formed) and termination and (b) as otherwise elected by the General Partner in its sole discretion or required by the Code.
“Fund” means any fund, investment vehicle or account whose investments are managed or advised by an Ares Company.
“GAAP” means accounting principles generally accepted in the United States of America as in effect from time to time.
“General Partner” means Ares Holdco LLC, a Delaware limited liability company, or any successor general partner admitted to the Partnership in accordance with the terms of this Agreement.
“Gross Ordinary Income” has the meaning assigned to such term in Section 5.5(d).
“Incapacity” means, with respect to any Person, the bankruptcy, dissolution, termination, entry of an order of incompetence, or the insanity, permanent disability or death of such Person.
“Indemnitee” means (a) the General Partner, (b) any Person who is or was a “tax matters partner” (as defined in the Code prior to amendment by P.L 114-74) or “partnership representative” (as defined in Section 6223 of the Code after amendment by P.L. 114-74), officer or director of the General Partner, (c) any officer or director of the General Partner who is or was serving at the request of the General Partner as a director, officer, employee, trustee, fiduciary, partner, tax matters partner, partnership representative, member, representative, agent or advisor of another Person; provided that a Person shall not be an Indemnitee by reason of providing, on a fee-for-services basis or similar arm’s-length compensatory basis, agency, advisory, consulting, trustee, fiduciary or custodial services, (d) any Person the General Partner in its sole discretion designates as an “Indemnitee” for purposes of this Agreement and (e) any heir, executor or administrator with respect to Persons named in clauses (a) through (d).
“Internal Restructuring” has the meaning set forth in the recitals.
“Issuer” means Ares Management Corporation, a Delaware corporation.
“Issuer Certificate of Incorporation” means the Certificate of Incorporation of the Issuer, dated on or about the Effective Date.
“Issuer Conversion” has the meaning set forth in the recitals.
“Law” means any statute, law, ordinance, regulation, rule, code, executive order, injunction, judgment, decree or other order issued or promulgated by any national, supranational, state, federal, provincial, local or municipal government or any administrative or regulatory body with authority therefrom with jurisdiction over the Partnership or any Partner, as the case may be.

“Limited Partner” means each of the Persons from time to time listed as a limited partner in the books and records of the Partnership, and, for purposes of Sections 8.1, 8.2, 8.3, 8.4, 8.5 and 8.6, any Permitted Transferee of such Limited Partner.
“Liquidation Agent” has the meaning set forth in Section 9.3.
“LLC Act” has the meaning set forth in the recitals.
“LLC Agreement” has the meaning set forth in the recitals.
“Mandatory Convertible Preferred Stock” has the meaning set forth in the recitals.
“Net Taxable Income” has the meaning set forth in Section 4.1(b)(i).
“Nonrecourse Deductions” has the meaning set forth in Treasury Regulations Section 1.704-2(b). The amount of Nonrecourse Deductions of the Partnership for a fiscal year equals the net increase, if any, in the amount of Partnership Minimum Gain of the Partnership during that fiscal year, determined according to the provisions of Treasury Regulations Section 1.704-2(c).
“Officer” means each Person designated as an officer of the Partnership by the General Partner pursuant to and in accordance with the provisions of Section 3.4, subject to any resolutions of the General Partner appointing such Person as an officer of the Partnership or relating to such appointment.
“Original Agreement” means the Limited Partnership Agreement of Ares Management, L.P., dated as of May 1, 2014.
“Partially Unvested Partner” means any Partner with Unvested Units.
“Partner Nonrecourse Debt Minimum Gain” means an amount with respect to each partner nonrecourse debt (as defined in Treasury Regulations Section 1.704-2(b)(4)) equal to the Partnership Minimum Gain that would result if such partner nonrecourse debt were treated as a nonrecourse liability (as defined in Treasury Regulations Section 1.752-1(a)(2)) determined in accordance with Treasury Regulations Section 1.704-2(i)(3).
“Partner Nonrecourse Deductions” has the meaning ascribed to the term “partner nonrecourse deductions” set forth in Treasury Regulations Section 1.704-2(i)(2).
“Partners” means, at any time, each Person listed as a Partner (including the General Partner) on the books and records of the Partnership, in each case for so long as he, she or it remains a partner of the Partnership as provided hereunder.
“Partnership” has the meaning set forth in the recitals.
“Partnership Minimum Gain” has the meaning set forth in Treasury Regulations Sections 1.704-2(b)(2) and 1.704-2(d).
“Permitted Transferee” means, with respect to a Limited Partner, (a) its Principal, if any, (b) any trust for the primary benefit of the Family Members of such Limited Partner or the Family Members of such Limited Partner’s Principal; provided that, in each case, either (i) such Limited Partner or its Principal, if any or (ii) a bona fide third party trustee continues to hold, directly or indirectly, 100% of the voting interests of such trust until the death or legal incapacity of such Limited Partner or its Principal, if any; or (c) any entity of which such Limited Partner and any Permitted Transferees or Family Members of such Limited Partner collectively are beneficial owners of 100% of the equity interests; provided that either such (i) Limited Partner or its Principal, if any, or (ii) a bona fide third party trustee continues to hold, directly or indirectly, 100% of the voting interests of such entity until the death or legal incapacity of such Limited Partner or its Principal, if any.
“Person” means an individual or a corporation, limited liability company, partnership, joint venture, trust, unincorporated organization, association (including any group, organization, co-tenancy, plan, board, council or committee), government (including a country, state, county, or any other governmental or political subdivision, agency or instrumentality thereof) or other entity (or series thereof).
“Per Unit Capital Amount” means, as of any date of determination, the Capital Account, stated on a per Unit basis, underlying any class of Units held by a Partner.
“Preferred Units” means a Class of Units, in one or more series, designated as “Preferred Units,” which entitles the holder thereof to a preference with respect to the payment of distributions over the Class A Units and any other Junior Units then outstanding as set forth herein.
“Primary Indemnification” has the meaning set forth in Section 10.2(a).
“Principal,” with respect to any Limited Partner, has the meaning set forth in a Supplemental Agreement applicable to such Limited Partner.
“Prior General Partner” means Ares Holdings Inc., a Delaware corporation.
“Profits” and “Losses” means, for each Fiscal Year or other period, the taxable income or loss of the Partnership, or particular items thereof, determined in accordance with the accounting method used by the Partnership for U.S. federal income tax purposes with the following adjustments: (a) all items of income, gain, loss or deduction allocated pursuant to Section 5.5 shall not be taken into account in computing such taxable income or loss; (b) any income of the Partnership that is exempt from U.S. federal income taxation and not otherwise taken into account in computing Profits and Losses shall be added to such taxable income or loss; (c) if the Carrying Value of any asset differs from its adjusted tax basis for U.S. federal income tax purposes, any gain or loss resulting from a disposition of such asset shall be calculated with reference to such Carrying Value; (d) upon an adjustment to the Carrying Value (other than an adjustment in respect of depreciation) of any asset, pursuant to the definition of Carrying Value, the amount of the adjustment shall be included as gain or loss in computing such taxable income or loss; (e) if the Carrying Value of any asset differs from its adjusted tax basis for U.S. federal income tax purposes, the amount of depreciation, amortization or cost recovery deductions with respect to such asset for purposes of determining Profits and Losses, if any, shall be an amount which bears the same ratio to such Carrying Value as the U.S. federal income tax depreciation, amortization or other cost recovery deductions bears to such adjusted tax basis (provided that if the U.S. federal income tax depreciation, amortization or other cost recovery deduction is zero, the General Partner may use any reasonable method for purposes of determining depreciation, amortization or other cost recovery deductions in calculating Profits and Losses); and (f) except for items in (a) above, any expenditures of the Partnership not deductible in computing taxable income or loss, not properly capitalizable and not otherwise taken into account in computing Profits and Losses pursuant to this definition shall be treated as deductible items. “Relevant Entity” means any Ares Company and any entity in which any Ares Company, directly or indirectly, owns any interest, and any Fund to which any Ares Company provides services.
“Securities Act” means the U.S. Securities Act of 1933.

“Series B Mandatory Convertible Preferred Mirror Units” means the Class of Preferred Units designated as “6.75% Series B Mandatory Convertible Preferred Mirror Units” pursuant to Section 12.1.
“Service Provider” means any Limited Partner (in his, her or its individual capacity) or other Person, who at the time in question, is employed by or providing services to any Ares Company.
“Similar Law” means any law or regulation that could cause the underlying assets of the Partnership to be treated as assets of a Partner by virtue of its partner interest in the Partnership and thereby subject the Partnership and the General Partner (or other persons responsible for the investment and operation of the Partnership’s assets) to laws or regulations that are similar to the fiduciary responsibility or prohibited transaction provisions contained in Title I of ERISA or Section 4975 of the Code.
“Supplemental Agreement” means, with respect to any Limited Partner, any unitization letter, fair competition agreement or other supplemental agreement with such Limited Partner or its Principal containing terms modifying, supplementing or otherwise affecting the rights or obligations of such Limited Partner hereunder.
“Tax Advances” has the meaning set forth in Section 5.7.
“Tax Amount” has the meaning set forth in Section 4.1(b)(i).
“Tax Distributions” has the meaning set forth in Section 4.1(b)(i).
“Third A&R Partnership Agreement” has the meaning set forth in the recitals.
“Total Percentage Interest” means, with respect to any Partner, the quotient obtained by dividing the number of Class A Units (vested and unvested) then owned by such Partner by the number of Class A Units (vested and unvested) then owned by all Partners.
“Transfer” means, in respect of any Unit, property or other asset, any sale, assignment, transfer, distribution, exchange, mortgage, pledge, hypothecation or other disposition thereof, whether voluntarily or by operation of Law, directly or indirectly, in whole or in part, including the exchange of any Unit for any other security. “Transferee”, “Transferor”, “Transferring”, “Transferred” and similar terms have meanings correlative to the foregoing.
“Treasury Regulations” means the income tax regulations, including temporary regulations, promulgated under the Code.
“Units” means the Class A Units, the Earn-out Units, the Preferred Units and any other Class of Units that is established in accordance with this Agreement, which shall constitute interests in the Partnership as provided in this Agreement and under the Act, entitling the holders thereof to the relative rights, title and interests in the profits, losses, deductions and credits of the Partnership at any particular time as set forth in this Agreement, and any and all other benefits to which a holder thereof may be entitled as a Partner as provided in this Agreement, together with the obligations of such Partner to comply with all terms and provisions of this Agreement.
“Unrealized Gain” attributable to any item of Partnership property means, as of any date of determination, the excess, if any, of (a) the gross fair market value of such property as of such date over (b) the Carrying Value of such property as of such date (prior to any adjustment to be made pursuant to the of definition Carrying Value as of such date).

“Unrealized Loss” attributable to any item of Partnership property means, as of any date of determination, the excess, if any, of (a) the Carrying Value of such property as of such date (prior to any adjustment to be made pursuant to the definition of Carrying Value as of such date) over (b) the gross fair market value of such property as of such date.
“Unvested Earn-out Units” means any Earn-out Unit issued by the Partnership pursuant to a contribution agreement, transaction agreement or other Supplemental Agreement that has not vested as of the date of determination pursuant to the terms of the Supplemental Agreement pursuant to which such Earn-out Unit was issued.
“Unvested Units” means those Units from time to time listed as unvested Units in the books and records of the Partnership.
“Vesting Event” means any the achievement of the vesting conditions applicable to each Earn-out Unit as set forth in such Earn-out Unit’s Supplemental Agreement.
“Vested Units” means those Units listed as vested Units in the books and records of the Partnership, as the same may be amended from time to time in accordance with this Agreement.
Section 1.2    Interpretation.
(a)    Unless a clear contrary intention appears: (i) the defined terms herein shall apply equally to both the singular and plural forms of such terms; (ii) reference to any Person includes such Person’s successors and assigns but, if applicable, only if such successors and assigns are not prohibited by this Agreement, and reference to a Person in a particular capacity excludes such Person in any other capacity or individually; (iii) any pronoun shall include the corresponding masculine, feminine and neuter forms; (iv) reference to any agreement, document or instrument means such agreement, document or instrument as amended or modified and in effect from time to time in accordance with the terms thereof; (v) reference to any law, rule or regulation means such law, rule or regulation as amended, modified, codified, replaced or reenacted, in whole or in part, and in effect from time to time, including rules and regulations promulgated thereunder, and reference to any section or other provision of any law, rule or regulation means that provision of such law, rule or regulation from time to time in effect and constituting the substantive amendment, modification, codification, replacement or reenactment of such section or other provision; (vi) “hereunder,” “hereof,” “hereto,” and words of similar import shall be deemed references to this Agreement as a whole and not to any particular article, section or other provision hereof; (vii) numbered or lettered articles, sections and subsections herein contained refer to articles, sections and subsections of this Agreement; (viii) “including” (and with correlative meaning “include”) means including without limiting the generality of any description preceding such term; (ix) “or” is used in the inclusive sense of “and/or”; (x) references to documents, instruments or agreements shall be deemed to refer as well to all addenda, exhibits, schedules or amendments thereto; and (xi) reference to dollars or $ shall be deemed to refer to U.S. dollars.
(b)    All headings herein are inserted only for convenience and ease of reference and are not to be considered in the construction or interpretation of any provision of this Agreement.
ARTICLE II
FORMATION, TERM, PURPOSE AND POWERS
Section 2.1    Conversion; Name; Foreign Jurisdictions.

(a)    Effective as of the time of the Conversion, (i) the LLC Agreement and certificate of formation were replaced and superseded in their entirety by the Original Agreement and the Certificate, (ii) all of the limited liability company interests in AH LLC issued and outstanding immediately prior to the Conversion were converted into Class A Units, (iii) each of those Persons who executed a counterpart to this Agreement as a Limited Partner on May 1, 2014 was admitted to the Partnership as a Limited Partner, and (iv) the Prior General Partner was admitted to the Partnership as the general partner. On or about August 4, 2015, the Prior General Partner withdrew as the general partner of the Partnership and the General Partner was admitted and substituted as the general partner of the Partnership.
(b)    The name of the Partnership is “Ares Holdings L.P.” or such other name as the General Partner may from time to time hereafter designate. If requested by the General Partner, the Limited Partners shall promptly execute all certificates and other documents consistent with the terms of this Agreement necessary for the General Partner to accomplish all filing, recording, publishing and other acts as may be appropriate to comply with all requirements for (i) the formation and operation of a limited partnership under the laws of the State of Delaware, (ii) if the General Partner deems it advisable, the operation of the Partnership as a limited partnership, or partnership in which the Limited Partners have limited liability, in all jurisdictions where the Partnership proposes to operate and (iii) all other filings required to be made by the Partnership. The rights, powers, duties, obligations and liabilities of the Partners shall be determined pursuant to the Act and this Agreement. To the extent that the rights, powers, duties, obligations and liabilities of any Partner are different by reason of any provision of this Agreement than they would be in the absence of such provision, this Agreement shall, to the extent permitted by the Act, control. The execution and filing of the Certificate and each amendment thereto and the Conversion is hereby ratified, approved and confirmed by the Partners.
(c)    The General Partner may take all action which may be necessary or appropriate (i) for the continuation of the Partnership’s valid existence as a limited partnership under the laws of the State of Delaware (and of each other jurisdiction in which such existence is necessary to enable the Partnership to conduct the business in which it is engaged) and (ii) for the maintenance, preservation and operation of the business of the Partnership in accordance with the provisions of this Agreement and applicable laws and regulations. The General Partner may file or cause to be filed for recordation in the proper office or offices in each other jurisdiction in which the Partnership is formed or qualified, such certificates (including certificates of limited partnership and fictitious name certificates) and other documents as are required by the applicable statutes, rules or regulations of any such jurisdiction or as are required to reflect the identity of the Partners. The General Partner may cause the Partnership to comply, to the extent procedures are available and those matters are reasonably within the control of the Officers, with all requirements necessary to qualify the Partnership to do business in any jurisdiction other than the State of Delaware.
Section 2.2    Business Purpose. The Partnership was formed for the object and purpose of, and the nature and character of the business to be conducted by the Partnership is, engaging in any lawful act or activity for which limited partnerships may be formed under the Act.
Section 2.3    Term. The term of the Partnership shall continue until the Partnership is dissolved and its affairs are wound up in accordance with this Agreement.
Section 2.4    Registered Office; Registered Agent. The address of the registered office of the Partnership in the State of Delaware is c/o United Agent Group Inc., 1521 CONCORD PIKE SUITE 201, Wilmington, DE, New Castle County 19803. The name of the registered agent of the Partnership at such address is Corporation Service Company. The General Partner may from time to time change the registered agent or registered office of the Partnership in the State of Delaware by an amendment to the

Certificate, and upon the filing of such an amendment, this Agreement shall be deemed amended accordingly.
Section 2.5    Principal Office. The principal office address of the Partnership shall be at such place or places as the General Partner may determine from time to time.
Section 2.6    Powers of the Partnership. Subject to the limitations set forth in this Agreement, the Partnership (i) will possess and may exercise all of the powers and privileges granted to it by the Act including the ownership and operation of the assets and other property contributed to the Partnership by the Partners, by any other Law or this Agreement, together with all powers incidental thereto, and (ii) may execute, deliver and perform all contracts, agreements and other undertakings and engage in all activities and transactions, in each case, so far as such powers, activities or transactions are necessary, desirable, convenient or incidental to, or in furtherance of, the conduct, promotion or attainment of the purpose of the Partnership set forth in Section 2.2.

Section 2.7    Partners; Admission of New Partners. Each of the Persons listed in the books and records of the Partnership, as the same may be amended from time to time in accordance with this Agreement, by virtue of the execution of this Agreement (or the Original Agreement), are admitted as Partners of the Partnership. The rights, duties and liabilities of the Partners shall be as provided in the Act, except as is otherwise expressly provided herein, and the Partners consent to the variation of such rights, duties and liabilities as provided herein. Subject to Section 8.9 with respect to substitute Limited Partners, a Person may be admitted from time to time as a new Limited Partner with the written consent of the General Partner in its sole discretion. Each new Limited Partner shall execute and deliver to the General Partner an appropriate supplement to this Agreement pursuant to which the new Limited Partner agrees to be bound by the terms and conditions of this Agreement, as it may be amended from time to time. A new General Partner or substitute General Partner may be admitted to the Partnership solely in accordance with Section 8.8 or Section 9.2(e) hereof.
Section 2.8    Withdrawal. No Partner may withdraw from the Partnership, provided that (a) a Limited Partner may withdraw from the Partnership following the Transfer of all Units owned by such Limited Partner in accordance with Article VIII and (b) subject to Section 8.8, the General Partner may withdraw without the consent of any other Partner.
ARTICLE III
MANAGEMENT
Section 3.1    General Partner.
(a)    The business, property and affairs of the Partnership shall be managed under the sole, absolute and exclusive direction of the General Partner, which may from time to time delegate authority to Officers or to others to act on behalf of the Partnership.
(b)    Without limiting the foregoing provisions of this Section 3.1, the General Partner shall have the general power to manage or cause the management of the Partnership (which may be delegated to Officers of the Partnership), including the following powers:
(i)    to develop and prepare a business plan each year;

(ii)    to execute and deliver or to authorize the execution and delivery of contracts, deeds, leases, licenses, instruments of transfer and other documents on behalf of the Partnership;
(iii)    the making of any expenditures, the lending or borrowing of money, the assumption or guarantee of, or other contracting for, indebtedness and other liabilities, the issuance of evidences of indebtedness and the incurring of any other obligations;
(iv)    the making of tax, regulatory and other filings, or rendering of periodic or other reports to governmental or other agencies having jurisdiction over the business or assets of the Partnership;
(v)    to select and dismiss employees (including employees having such titles as the General Partner may determine in its sole discretion) and agents, representatives, outside attorneys, accountants, consultants and contractors and to determine their compensation and other terms of employment or hiring;
(vi)    to establish and enforce limits of authority and internal controls with respect to all personnel and functions;
(vii)    to develop or cause to be developed accounting procedures for the maintenance of the Partnership’s books of account;
(viii)    the control of any matters affecting the rights and obligations of the Partnership, including the bringing and defending of actions at law or in equity and otherwise engaging in the conduct of litigation, arbitration or mediation and the incurring of legal expense and the settlement of claims and litigation;
(ix)    the indemnification of any Person against liabilities and contingencies to the extent permitted by law;
(x)    the purchase, sale or other acquisition or disposition of Units; and
(xi)    to do all such other acts as shall be authorized in this Agreement or by the Partners in writing from time to time.
(c)    In exercising its authority under this Agreement, the General Partner may, but shall be under no obligation or duty to, take into account the tax consequences to any Partner (including the General Partner) of any action taken (or not taken) by it. The General Partner and the Partnership shall not have any liability to a Limited Partner for monetary damages, equitable relief or otherwise for losses sustained, liabilities incurred or benefits not derived by such Limited Partner in connection with such decisions.
Section 3.2    Compensation. The General Partner shall not be entitled to any compensation for services rendered to the Partnership in its capacity as General Partner.
Section 3.3    Expenses. The Partnership shall pay, or cause to be paid, all costs, fees, operating expenses and other expenses of the Partnership (including the costs, fees and expenses of attorneys, accountants or other professionals) incurred in pursuing and conducting, or otherwise related to, the activities of the Partnership. The Partnership shall also, in the sole discretion of the General Partner, bear or reimburse the General Partner for (i) any costs, fees or expenses incurred by the General Partner (or any direct or indirect equityholders of the General Partner) in connection with serving as the General Partner, (ii) all other expenses allocable to the Partnership or otherwise incurred by the General Partner (or any direct or indirect equityholders of the General Partner) in connection with operating the Partnership’s business (including expenses allocated to the General Partner (or any direct or indirect equityholders of the General Partner) by its Affiliates) and (iii) all costs, fees or expenses owed directly or indirectly by the Partnership or the General Partner to the Issuer (or any direct or indirect equityholders of the Issuer) pursuant to their reimbursement obligations under, or which are otherwise allocated to the General Partner (or any direct or indirect equityholders of the General Partner) pursuant to, the Issuer Certificate of Incorporation. If the General Partner determines in its sole discretion that such expenses are related to the business and affairs of the General Partner that are conducted through the Partnership or its subsidiaries (including expenses that relate to the business and affairs of the Partnership or its subsidiaries and that also relate to other activities of the General Partner), the General Partner may cause the Partnership to pay or bear all expenses of the General Partner (or any direct or indirect equityholders of the General Partner), including compensation and meeting costs of any board of directors or similar body of the General Partner, any salary, bonus, incentive compensation and other amounts paid to any Person including Affiliates of the General Partner to perform services for the Partnership, litigation costs and damages arising from litigation, accounting and legal costs and franchise taxes. Reimbursements pursuant to this Section 3.3 shall be in addition to any reimbursement to the General Partner as a result of indemnification pursuant to Section 10.2.
Section 3.4    Officers. Subject to the direction and oversight of the General Partner, the day-to-day administration of the business of the Partnership may be carried out by persons who may be designated as officers by the General Partner, with titles including but not limited to “assistant secretary,” “assistant treasurer,” “chief executive officer,” “chief financial officer,” “chief legal officer,” “chief operating officer,” “chief compliance officer,” “general counsel,” “managing director,” “president,” “executive vice president,” “senior vice president,” “vice president,” “principal accounting officer,” “secretary,” or “treasurer,” and as and to the extent authorized by the General Partner. The officers of the Partnership shall have such titles and powers and perform such duties as shall be determined from time to time by the General Partner and otherwise as shall customarily pertain to such offices. Any number of offices may be held by the same person. In its sole discretion, the General Partner may choose not to fill any office for any period as it may deem advisable. All officers and other persons providing services to or for the benefit of the Partnership shall be subject to the supervision and direction of the General Partner and may be removed, with or without cause, from such office by the General Partner and the authority, duties or responsibilities of any employee, agent or officer of the Partnership may be suspended by the General Partner from time to time, in each case in the sole discretion of the General Partner. The General Partner shall not cease to be a general partner of the Partnership as a result of the delegation of any duties hereunder. No officer of the Partnership, in its capacity as such, shall be considered a general partner of the Partnership by agreement, as a result of the performance of its duties hereunder or otherwise.
Section 3.5    Authority of Partners. No Limited Partner, in its capacity as such, shall participate in or have any control over the business of the Partnership. Except as expressly provided herein, the Units do not confer any rights upon the Limited Partners to participate in the affairs of the Partnership described in this Agreement. Except as expressly provided herein, no Limited Partner shall have any right to vote on any matter involving the Partnership, including with respect to any merger, consolidation, combination or conversion of the Partnership, or any other matter that a limited partner might otherwise have the ability to vote on or consent with respect to under the Act, at law, in equity or otherwise. The conduct, control and management of the Partnership shall be vested exclusively in the General Partner. In all matters relating to or arising out of the conduct of the operation of the Partnership, the decision of the General Partner shall be the decision of the Partnership. Except as required or permitted by Law, or expressly provided in the ultimate sentence of this Section 3.5 or by separate agreement with the Partnership, no Partner who is not also a General Partner (and acting in such capacity) shall take any part in the management or control of the operation or business of the Partnership in its capacity as a Partner, nor shall any Partner who is not also a General Partner (and acting in such capacity) have any right, authority or power to act for or on behalf of or bind the Partnership in his or its capacity as a Partner in any respect or assume any obligation or responsibility of the Partnership or of any other Partner. Notwithstanding the foregoing, the Partnership may from time to time appoint one or more Partners as officers or employ one or more Partners as employees, and such Partners, in their capacity as officers or employees of the Partnership (and not, for clarity, in their capacity as Limited Partners of the Partnership), may take part in the control and management of the business of the Partnership to the extent such authority and power to act for or on behalf of the Partnership has been delegated to them by the General Partner.
Section 3.6    Action by Written Consent or Ratification. Any action required or permitted to be taken by the Partners pursuant to this Agreement shall be taken if all Partners whose consent or ratification is required consent thereto or provide a consent or ratification in writing.
ARTICLE IV
DISTRIBUTIONS
Section 4.1    Distributions.
(a)    The General Partner, in its sole discretion, may authorize distributions by the Partnership to the Partners. Distributions shall be made in accordance with Section 12.3 and this Article IV. Distributions (other than distributions made with respect to the Series B Mandatory Convertible Preferred Mirror Units pursuant to Section 12.3) shall be made pro rata in accordance with the Partners’ respective Total Percentage Interests.
(b)
(i)    In addition to the foregoing, if the General Partner reasonably determines that the taxable income of the Partnership for a Fiscal Year will give rise to taxable income for the Partners that hold Class A Units or Series B Mandatory Convertible Preferred Mirror Units (“Net Taxable Income”), the General Partner shall cause the Partnership to distribute Available Cash in respect of income tax liabilities (the “Tax Distributions”) to the extent that other cash distributions made by the Partnership for such year (other than cash distributions made with respect to the Series B Mandatory Convertible Preferred Mirror Units pursuant to Section 4.1(a) or Section 12.3) were otherwise insufficient to cover such tax liabilities. The Tax Distributions payable with respect to any Fiscal Year shall be computed based upon the General Partner’s estimate of the allocable Net Taxable Income in accordance with Article V (and in respect of “Gross Ordinary Income”, pursuant to Section 5.5(d)), multiplied by the Assumed Tax Rate (the “Tax Amount”). For purposes of computing the Tax Amount, the effect of any benefit under Section 743(b) of the Code will be ignored. Any Tax Distributions with respect to the Class A Units shall be made pro rata in accordance with the Partners’ Total Percentage Interests.
(ii)    Tax Distributions shall be calculated and paid no later than one day prior to each quarterly due date for the payment by corporations on a calendar year of estimated taxes under the Code in the following manner (A) for the first quarterly period, 25% of the Tax Amount, (B) for the second quarterly period, 50% of the Tax Amount, less the prior Tax Distributions for the Fiscal Year, (C) for the third quarterly period, 75% of the Tax

Amount, less the prior Tax Distributions for the Fiscal Year and (D) for the fourth quarterly period, 100% of the Tax Amount, less the prior Tax Distributions for the Fiscal Year. Following each Fiscal Year, and no later than one day prior to the due date for the payment by corporations of income taxes for such Fiscal Year, the General Partner shall make an amended calculation of the Tax Amount for such Fiscal Year (the “Amended Tax Amount”), and shall cause the Partnership to distribute a Tax Distribution, out of Available Cash, to the extent that the Amended Tax Amount so calculated exceeds the cumulative Tax Distributions previously made by the Partnership in respect of such Fiscal Year. If the Amended Tax Amount is less than the cumulative Tax Distributions previously made by the Partnership in respect of the relevant Fiscal Year, then the difference (the “Credit Amount”) shall be applied against, and shall reduce, the amount of Tax Distributions made for subsequent Fiscal Years. Within 30 days following the date on which the Partnership files a tax return on Form 1065, the General Partner shall make a final calculation of the Tax Amount of such Fiscal Year (the “Final Tax Amount”) and shall cause the Partnership to distribute a Tax Distribution, out of Available Cash, to the extent that the Final Tax Amount so calculated exceeds the Amended Tax Amount. If the Final Tax Amount is less than the Amended Tax Amount in respect of the relevant Fiscal Year, then the difference (“Additional Credit Amount”) shall be applied against, and shall reduce, the amount of Tax Distributions made for subsequent Fiscal Years. Any Credit Amount and Additional Credit Amount applied against future Tax Distributions shall be treated as an amount actually distributed pursuant to this Section 4.1(b) for purposes of the computations herein.
Section 4.2    Liquidation Distribution. Distributions made upon dissolution of the Partnership shall be made as provided in Section 9.3.
Section 4.3    Limitations on Distribution. Notwithstanding any provision to the contrary contained in this Agreement, the General Partner shall not make a Partnership distribution to any Partner if such distribution would violate Section 17-607 of the Act or other applicable Law.
ARTICLE V
CAPITAL CONTRIBUTIONS; CAPITAL ACCOUNTS;
TAX ALLOCATIONS; TAX MATTERS
Section 5.1    Initial Capital Contributions. The Partners have made, on or prior to the Effective Date, Capital Contributions, if any, and, in exchange, the Partnership has issued to the Partners the number of Class A Units and Series B Mandatory Convertible Preferred Mirror Units as specified in the books and records of the Partnership.
Section 5.2    No Additional Capital Contributions. Except as otherwise provided in this Article V, no Partner shall be required to make additional Capital Contributions to the Partnership without the consent of such Partner or permitted to make additional capital contributions to the Partnership without the consent of the General Partner.
Section 5.3    Capital Accounts. A Capital Account shall be established and maintained for each Partner in accordance with the provisions of Treasury Regulations Section 1.704-1 (b)(2)(iv). The Capital Account of each Partner shall be credited with such Partner’s Capital Contributions, if any, all Profits allocated to such Partner pursuant to Section 5.4 and any items of income or gain which are specially allocated pursuant to Section 5.5; and shall be debited with all Losses allocated to such Partner pursuant to Section 5.4, any items of loss or deduction of the Partnership specially allocated to such Partner pursuant to Section 5.5, and all cash and the Carrying Value of any property (net of liabilities assumed by such

Partner and the liabilities to which such property is subject) distributed by the Partnership to such Partner. Any references in any section of this Agreement to the Capital Account of a Partner shall be deemed to refer to such Capital Account as the same may be credited or debited from time to time as set forth above. In the event of any Transfer of any interest in the Partnership in accordance with the terms of this Agreement, the Transferee shall succeed to the Capital Account of the Transferor to the extent it relates to the Transferred interest. For the avoidance of doubt, the Capital Account balance for each Series B Mandatory Convertible Preferred Mirror Unit shall initially equal the Liquidation Preference per Series B Mandatory Convertible Preferred Mirror Unit as of the date such Series B Mandatory Convertible Preferred Mirror Unit is initially issued and shall be increased as set forth in Section 5.5(d). Notwithstanding the foregoing, if the General Partner is advised by the Partnership’s tax advisors that another allocation approach more appropriately reflects the Partners’ relative interest in items of Partnership income, gain, loss, expense or deduction (and such alternative approach is otherwise consistent with U.S. Department of Treasury Regulations), then one or more of such items may be allocated in accordance with such alternative approach.
Section 5.4    Allocations of Profits and Losses. Subject to Section 5.5(d), except as otherwise provided in this Agreement, Profits and Losses (and, to the extent necessary, individual items of income, gain or loss or deduction of the Partnership) shall be allocated in a manner such that the Capital Account of each Partner after giving effect to the Special Allocations set forth in Section 5.5 is, as nearly as possible, equal (proportionately) to (i) the distributions that would be made pursuant to Article IV if the Partnership were dissolved, its affairs wound up and its assets sold for cash equal to their Carrying Value, all Partnership liabilities were satisfied (limited with respect to each non-recourse liability to the Carrying Value of the assets securing such liability) and the net assets of the Partnership were distributed to the Partners pursuant to this Agreement, minus (ii) such Partner’s share of Partnership Minimum Gain and Partner Nonrecourse Debt Minimum Gain, computed immediately prior to the hypothetical sale of assets. For purposes of this Article V, each Unvested Unit may be treated as a Vested Unit. Notwithstanding the foregoing, the General Partner shall make such adjustments to Capital Accounts as it determines in its sole discretion to be appropriate to ensure allocations are made in accordance with a Partner’s interest in the Partnership.
Section 5.5    Special Allocations. Notwithstanding any other provision in this Article V:
(a)    Minimum Gain Chargeback. If there is a net decrease in Partnership Minimum Gain or Partner Nonrecourse Debt Minimum Gain (determined in accordance with the principles of Treasury Regulations Sections 1.704-2(d) and 1.704-2(i)) during any Partnership taxable year, the Partners shall be specially allocated items of Partnership income and gain for such year (and, if necessary, subsequent years) in an amount equal to their respective shares of such net decrease during such year, determined pursuant to Treasury Regulations Sections 1.704-2(g) and 1.704-2(i)(5). The items to be so allocated shall be determined in accordance with Treasury Regulations Section 1.704-2(f). This Section 5.5(a) is intended to comply with the minimum gain chargeback requirements in such Treasury Regulations Sections and shall be interpreted consistently therewith; including that no chargeback shall be required to the extent of the exceptions provided in Treasury Regulations Sections 1.704-2(f) and 1.704-2(i)(4).
(b)    Qualified Income Offset. If any Partner unexpectedly receives any adjustments, allocations, or distributions described in Treasury Regulations Section 1.704- 1(b)(2)(ii)(d)(4), (5) or (6), items of Partnership income and gain shall be specially allocated to such Partner in an amount and manner sufficient to eliminate the deficit balance in such Partner’s Adjusted Capital Account Balance created by such adjustments, allocations or distributions as promptly as possible; provided that an allocation pursuant to this Section 5.5(b) shall be made only to the extent that a Partner would have a deficit Adjusted Capital

Account Balance in excess of such sum after all other allocations provided for in this Article V have been tentatively made as if this Section 5.5(b) were not in this Agreement. This Section 5.5(b) is intended to comply with the “qualified income offset” requirement of the Code and shall be interpreted consistently therewith.
(c)    Gross Income Allocation. If any Partner has a deficit Capital Account at the end of any Fiscal Year which is in excess of the sum of (i) the amount such Partner is obligated to restore, if any, pursuant to any provision of this Agreement, and (ii) the amount such Partner is deemed to be obligated to restore pursuant to the penultimate sentences of Treasury Regulations Section 1.704-2(g)(1) and 1.704-2(i)(5), each such Partner shall be specially allocated items of Partnership income and gain in the amount of such excess as quickly as possible; provided that an allocation pursuant to this Section 5.5(c) shall be made only if and to the extent that a Partner would have a deficit Capital Account in excess of such sum after all other allocations provided for in this Article V have been tentatively made as if Section 5.5(b) and this Section 5.5(c) were not in this Agreement.
(d)    Gross Ordinary Income. Before giving effect to the allocations set forth in Section 5.4, Gross Ordinary Income for the Fiscal Year shall be specially allocated pro rata to the holders of Series B Mandatory Convertible Preferred Mirror Units in an amount equal to the sum of (i) the amount of cash and Class A Units distributed to the holders of Series B Mandatory Convertible Preferred Mirror Units pursuant to Section 12.3 during such Fiscal Year and (ii) the excess, if any, of the amount of cash and Class A Units distributed to the holders of Series B Mandatory Convertible Preferred Mirror Units pursuant to Section 12.3 in all prior Fiscal Years over the amount of Gross Ordinary Income allocated to the holders of Series B Mandatory Convertible Preferred Mirror Units pursuant to this Section 5.5(d) in all prior Fiscal Years. For purposes of this Section 5.5(d) “Gross Ordinary Income” means the Partnership’s gross income excluding any gross income attributable to the sale or exchange of “capital assets” as defined in Section 1221 of the Code. Allocations to holders of Series B Mandatory Convertible Preferred Mirror Units of Gross Ordinary Income shall consist of a proportionate share of each Partnership item of Gross Ordinary Income for such Fiscal Year in accordance with each holder’s pro rata percentage of the Series B Mandatory Convertible Preferred Mirror Units.
(e)    Nonrecourse Deductions. Nonrecourse Deductions shall be allocated to the Partners in accordance with their respective Total Percentage Interests.
(f)    Partner Nonrecourse Deductions. Partner Nonrecourse Deductions for any taxable period shall be allocated to the Partner who bears the economic risk of loss with respect to the liability to which such Partner Nonrecourse Deductions are attributable in accordance with Treasury Regulations Section 1.704-2(j).
(g)    Creditable Non-U.S. Taxes. Creditable Non-U.S. Taxes for any taxable period attributable to the Partnership, or an entity owned directly or indirectly by the Partnership, shall be allocated to the Partners in proportion to the Partners’ distributive shares of income (including income allocated pursuant to Section 704(c) of the Code) to which the Creditable Non-U.S. Tax relates (under principles of Treasury Regulations Section 1.904-6). The provisions of this Section 5.5(g) are intended to comply with the provisions of Treasury Regulations Section 1.704-1(b)(4)(viii), and shall be interpreted consistently therewith.
(h)    Ameliorative Allocations. Any special allocations of income or gain pursuant to Sections 5.5(b) or 5.5(c) hereof shall be taken into account in computing subsequent allocations pursuant to Section 5.4 and this Section 5.5(h), so that the net amount of any items so allocated and all other items allocated to each Partner shall, to the extent possible, be equal to the net amount that would have been allocated to each Partner if such allocations pursuant to Sections 5.5(b) or 5.5(c) had not occurred.
(i)    Notwithstanding anything to the contrary contained in this Agreement, (i) no allocations of Profits or Losses shall be made in respect of any Unvested Earn-out Units in determining Capital Accounts unless and until such Unvested Earn-out Units are converted into Class A Units upon the occurrence of a Vesting Event; and (ii) in the event the Carrying Value of any Company asset is adjusted pursuant to the definition of Carrying Value upon the conversion of any Unvested Earn-out Units into Class A Units, any Unrealized Gain or Unrealized Loss resulting from such adjustment shall, in the manner reasonably determined by the General Partner and consistent with the definition of Carrying Value, be allocated first to the Class A Units into which previously Unvested Earn-out Units that Vested were converted, then among the Partners such that the Per Unit Capital Amount relating to each Class A Units (including the Class A Units into which previously Unvested Earn-out Units that Vested were converted) is equal in amount immediately after making such allocation in accordance with principles similar to those set forth in Treasury Regulations Section 1.704-1(b)(2)(iv)(s); provided, that if the foregoing allocations pursuant to clause (ii) are insufficient to cause the Per Unit Capital Amount relating to each Class A Unit to be so equal in amount, then the General Partner, in its reasonable discretion, may cause a Capital Account reallocation in accordance with principles similar to those set forth in Treasury Regulations Section 1.704-1(b)(2)(iv)(s)(3) to cause the Per Unit Capital Amount relating to each Class A Unit be so equal in amount.
Section 5.6    Tax Allocations(a)    . For income tax purposes, each item of income, gain, loss and deduction of the Partnership shall be allocated among the Partners in the same manner as the corresponding items of Profits and Losses and specially allocated items are allocated for Capital Account purposes; provided that in the case of any asset the Carrying Value of which differs from its adjusted tax basis for U.S. federal income tax purposes, income, gain, loss and deduction with respect to such asset shall be allocated solely for income tax purposes in accordance with the principles of Sections 704(b) and (c) of the Code (in any manner determined by the General Partner and permitted by the Code and Treasury Regulations) so as to take account of the difference between Carrying Value and adjusted basis of such asset. Notwithstanding the foregoing, the General Partner shall make such allocations for tax purposes as it determines in its sole discretion to be appropriate to ensure allocations are made in accordance with a partner’s interest in the Partnership. If, as a result of an exercise of a noncompensatory option to acquire an interest in the Partnership, a Capital Account reallocation is required under Treasury Regulations Section 1.704-1(b)(2)(iv)(s)(3), the Partnership shall make corrective allocations pursuant to Treasury Regulations Section 1.704-1(b)(4)(x).

Section 5.7    Tax Advances. If the General Partner reasonably believes that the Partnership is required by law to withhold or to make tax payments on behalf of or with respect to any Partner or the Partnership is subjected to tax itself by reason of the status of any Partner (“Tax Advances”), the General Partner may withhold such amounts and make such tax payments as so required. All Tax Advances made on behalf of a Partner shall be repaid by reducing the amount of the current or next succeeding distribution or distributions which would otherwise have been made to such Partner or, if such distributions are not sufficient for that purpose, by so reducing the proceeds of liquidation otherwise payable to such Partner; provided that, all Tax Advances made on behalf of a Partner who is an officer or director of the Issuer must repay such Tax Advance as soon the Partnership withholds or makes tax payments on behalf of such Partner. For all purposes of this Agreement such Partner shall be treated as having received the amount of the distribution that is equal to the Tax Advance. Each Partner hereby agrees to indemnify and hold harmless the Partnership and the other Partners from and against any liability (including any liability for taxes, penalties, additions to tax or interest other than any penalties, additions to tax or interest imposed as a result of the Partnership’s failure to withhold or make a tax payment on behalf of such Partner which withholding or payment is required pursuant to applicable Law but only to the extent amounts sufficient to pay such taxes were not timely distributed to the Partner pursuant to Section 4.1(b)) with respect to income attributable to or distributions or other payments to such Partner.
Section 5.8    Tax Matters. The General Partner shall be the “tax matters partner” of the Partnership for purposes of Section 6231(a)(7) of the Code (prior to amendment by P.L. 114-74) and the “partnership representative” of the Partnership for purposes of Section 6223 of the Code (after amendment by P.L. 114-74). The Partnership shall file as a partnership for federal, state, provincial and local income tax purposes, except where otherwise required by Law. All elections required or permitted to be made by the Partnership, and all other tax decisions and determinations relating to federal, state, provincial or local tax matters of the Partnership, shall be made by the tax matters partner or partnership representative, as applicable. Tax audits, controversies and litigations shall be conducted under the direction of the tax matters partner or partnership representative, as applicable. The General Partner shall cause all required federal, state or local tax returns and reports of the Partnership to be prepared and filed, and shall be responsible for all other tax matters of the Partnership. All costs and expenses incurred by the General Partner related to any tax matters provided for in this Section 5.8, including, without limitation, all fees and expenses of any accounting firm engaged by the General Partner with respect to the Partnership and any costs and expenses related to any audit, declaration of any tax deficiency or any administrative proceeding or litigation involving any Partnership tax matter, shall be Partnership expenses. Each Partner agrees to cooperate with the General Partner and to do or refrain from doing any or all things reasonably required by the General Partner in connection with the conduct of all such proceedings. The tax matters partner or partnership representative, as applicable, shall keep the other Partners reasonably informed as to any tax actions, examinations or proceedings relating to the Partnership and shall submit to the other Partners, for their review and comment, any settlement or compromise offer with respect to any disputed item of income, gain, loss, deduction or credit of the Partnership. As soon as reasonably practicable after the end of each Fiscal Year, the Partnership shall send to each Partner a copy of U.S. Internal Revenue Service Schedule K-1, and any comparable statements required by applicable U.S. state or local income tax Law as a result of the Partnership’s activities or investments, with respect to such Fiscal Year. The Partnership also shall provide the Partners with such other information as may be reasonably requested for purposes of allowing the Partners to prepare and file their own tax returns.
Section 5.9    Other Allocation Provisions. Certain of the foregoing provisions and the other provisions of this Agreement relating to the maintenance of Capital Accounts are intended to comply with Treasury Regulations Section 1.704-1(b) and shall be interpreted and applied in a manner consistent with such regulations. In addition to amendments effected in accordance with Section 11.6 or otherwise in accordance with this Agreement, Sections 5.3, 5.4 and 5.5 may also, so long as any such amendment does not materially change the relative economic interests of the Partners, be amended at any time by the General Partner if necessary or desirable, as determined by the General Partner in its discretion, to comply with such regulations or any applicable Law.
Section 5.10    Earn-out Units. The parties to this Agreement intend that, for U.S. federal income tax purposes, unless otherwise required by the Code or Treasury Regulations, (a) unless a contrary treatment is set forth in the applicable Supplemental Agreement, the Unvested Earn-out Units received by any Partner shall not be treated as being received in connection with the performance of services, (b) the receipt of Class A Units on conversion of any Unvested Earn-out Units upon a Vesting Event shall be treated in accordance with principles similar to those set forth in Treasury Regulation Section 1.721-2(a), and (c) the Partners shall not be treated as having taxable income or gain as a result of the receipt of such Unvested Earn-out Units or the receipt of any Class A Units in connection with any Vesting Event (other than as a result of corrective allocations made pursuant to the last sentence of Section 5.6 . The Partnership shall prepare and file all applicable tax returns consistent therewith unless otherwise required by a “determination” within the meaning of Section 1313 of the Code or a change in applicable Law.
ARTICLE VI
BOOKS AND RECORDS; REPORTS
Section 6.1    Books and Records.
(a)    At all times during the continuance of the Partnership, the Partnership shall prepare and maintain separate books of account for the Partnership in accordance with GAAP.
(b)    Except as limited by Section 6.1(c), each Limited Partner shall have the right to receive, for a purpose reasonably related to such Limited Partner’s interest as a Limited Partner in the Partnership, upon reasonable written demand stating the purpose of such demand and at such Limited Partner’s own expense:
(i)    a copy of the Certificate and this Agreement and all amendments thereto, together with a copy of the executed copies of all powers of attorney pursuant to which the Certificate and this Agreement and all amendments thereto have been executed; and
(ii)    promptly after their becoming available, copies of the Partnership’s federal income tax returns for the three most recent years.
(c)    The General Partner may keep confidential from the Limited Partners, for such period of time as the General Partner determines in its sole discretion, (i) any information that the General Partner reasonably believes to be in the nature of trade secrets or (ii) other information the disclosure of which the General Partner believes is not in the best interests of the Partnership, could damage the Partnership or its business or that the Partnership is required by law or by agreement with any third party to keep confidential.
ARTICLE VII
PARTNERSHIP UNITS
Section 7.1    Units. Interests in the Partnership shall be represented by Units. The Units are comprised of one Class of common units, the Class A Units, and one Class of Preferred Units, the Series B Mandatory Convertible Preferred Mirror Units. The General Partner in its sole discretion may establish and issue, from time to time in accordance with such procedures as the General Partner shall determine from time to time, additional Units, in one or more Classes or series of Units, or other Partnership securities, at such price, and with such designations, preferences and relative, participating, optional or other special rights, powers and duties (which may be senior to existing Units, Classes and series of Units or other Partnership securities), as shall be determined by the General Partner without the approval of any Partner or any other Person who may acquire an interest in any of the Units, including (i) the right of such Units to share in Profits and Losses or items thereof; (ii) the right of such Units to share in Partnership distributions; (iii) the rights of such Units upon dissolution and liquidation of the Partnership; (iv) whether, and the terms and conditions upon which, the Partnership may or shall be required to redeem such Units (including sinking fund provisions); (v) whether such Units are issued with the privilege of conversion or exchange and, if so, the terms and conditions of such conversion or exchange; (vi) the terms and conditions upon which such Units will be issued, evidenced by certificates and assigned or

Transferred; (vii) the method for determining the Total Percentage Interest, if any, as to such Units; (viii) the terms and conditions of the issuance of such Units (including the amount and form of consideration, if any, to be received by the Partnership in respect thereof, the General Partner being expressly authorized, in its sole discretion, to cause the Partnership to issue such Units for less than fair market value); and (ix) the right, if any, of the holder of such Units to vote on Partnership matters, including matters relating to the relative designations, preferences, rights, powers and duties of such Units. The General Partner in its sole discretion, without the approval of any Partner or any other Person, is authorized (i) to issue Units or other Partnership securities of any newly established Class or any existing Class to Partners or other Persons who may acquire an interest in the Partnership and (ii) to amend this Agreement to reflect the creation of any such new Class, the issuance of Units or other Partnership securities of such Class, and the admission of any Person as a Partner which has received Units or other Partnership securities. Except as expressly provided in this Agreement to the contrary, any reference to “Units” shall include the Class A Units, the Preferred Units and Units of any other Class or series that may be established in accordance with this Agreement. All Units of a particular Class shall have identical rights in all respects as all other Units of such Class, except in each case as otherwise specified in this Agreement.
Section 7.2    Register. The register of the Partnership shall be the definitive record of ownership of each Unit and all relevant information with respect to each Partner. Unless the General Partner shall determine otherwise, Units shall be uncertificated and recorded in the books and records of the Partnership.
Section 7.3    Registered Partners. The Partnership shall be entitled to recognize the exclusive right of a Person registered on its records as the owner of Units for all purposes and shall not be bound to recognize any equitable or other claim to or interest in Units on the part of any other Person, whether or not it shall have express or other notice thereof, except as otherwise provided by the Act or other applicable Law.
ARTICLE VIII
VESTING; FORFEITURE OF INTERESTS; TRANSFER RESTRICTIONS
Section 8.1    Vesting of Unvested Units.
(a)    (a) A Partner’s Unvested Units shall vest and shall thereafter be Vested Units for all purposes of this Agreement as set forth in any applicable Supplemental Agreement and reflected in the books and records of the Partnership.
(b)    The General Partner in its sole discretion may authorize the earlier vesting of all or a portion of Unvested Units owned by any one or more Partners at any time and from time to time, and in such event, such Unvested Units shall vest and thereafter be Vested Units for all purposes of this Agreement. Any such determination in the General Partner’s discretion in respect of Unvested Units shall be final and binding. Nothing in this Agreement shall obligate the General Partner or the Partnership to treat any Partially Unvested Partners alike, whether or not such Partners are similarly situated, and the exercise of any power or discretion by the General Partner or the Partnership in the case of any Partially Unvested Partner shall not create any obligation on the part of the General Partner or the Partnership to take any similar action in the case of any other Partially Unvested Partner, it being understood that any power or discretion conferred upon the General Partner shall be treated as having been so conferred as to each Partially Unvested Partner separately.
(c)    Upon the vesting of any Unvested Units in accordance with this Section 8.1, the General Partner shall modify the books and records of the Partnership to reflect such vesting.

(d)    Each Unvested Earn-out Unit will be held in accordance with this Agreement unless and until an applicable Vesting Event occurs with respect to such Unvested Earnout Unit. Upon the occurrence of a Vesting Event, those Unvested Earn-out Units to which such Vesting Event relates will be immediately converted into the number of Class A Units set forth in the applicable Supplemental Agreement, with all rights and privileges of a Class A Unit under this Agreement thereafter.
Section 8.2    Forfeiture of Units.
(a)    Units owned by a Partner are subject to forfeiture or cancellation as set forth in any Supplemental Agreement or schedule or exhibit to this Agreement applicable to such Partner.
(b)    If any Ares Owners Mirror Units are forfeited or cancelled for no consideration, a number of Class A Units held by Ares Owners LP equal to the product of the number of Ares Owners Mirror Units, as applicable, so forfeited or cancelled multiplied by the Corresponding Rate shall be automatically forfeited or cancelled, as the case may be.
(c)    If any Common Shares owned by Ares Owners LP or a Service Provider (or a Person who is a Permitted Transferee of a Service Provider) are forfeited or cancelled for no consideration, a number of Class A Units held by the Issuer (or if the Issuer does not hold any Class A Units, by the General Partner) equal to the product of the number of Common Shares so forfeited or cancelled multiplied by the Corresponding Rate shall be automatically forfeited or cancelled, as the case may be.
(d)    Notwithstanding anything otherwise to the contrary herein, including Section 9.6 and Section 10.1, if any Person who is or was at any time a Service Provider shall fail to perform when due any “giveback,” “true-up” or “clawback” obligation owed by such Person to the Partnership or any of its Affiliates or to any Fund managed by an Ares Company, the General Partner may in its sole discretion and without the consent of any other Person, cause to be forfeited a number of Units held by such Person (or any Permitted Transferee of such Person), or in which such Person (or any Permitted Transferee of such Person) has an indirect interest, as set forth in the books and records of the Partnership, equivalent in value to the obligation which was not performed, as determined by the General Partner in its sole discretion. Any such determination shall be final and binding. Nothing in this Agreement shall obligate the General Partner or the Partnership to treat any Persons alike, whether or not such Persons are similarly situated, and the exercise of any power or discretion by the General Partner or the Partnership in the case of any Person shall not create any obligation on the part of the General Partner or the Partnership to take any similar action in the case of any other Person, it being understood that any power or discretion conferred upon the General Partner shall be treated as having been so conferred as to each Person separately.
(e)    Upon the forfeiture of any Units in accordance with this Section 8.2, such Units shall be cancelled, the Partnership shall have no obligations with respect to such Units and the General Partner shall modify the books and records of the Partnership to reflect such forfeiture and cancellation.
Section 8.3    Limited Partner Transfers.
(a)    Except as otherwise agreed to in writing between the General Partner and the applicable Limited Partner and reflected in the books and records of the Partnership, no Limited Partner or Assignee thereof may Transfer (including pursuant to an Exchange Transaction) all or any portion of its Units or other interest in the Partnership (or beneficial interest therein) without the prior consent of the General Partner, which consent may be given or withheld, or made subject to such conditions (including the receipt of such legal opinions and other documents that the General Partner may require) as are determined by the General Partner, in each case in the General Partner’s sole discretion, and which consent may be in the form of a plan or program entered into or approved by the General Partner, in its sole discretion. Any such determination in the General Partner’s discretion in respect of Units shall be final and binding. Nothing in this Agreement shall obligate the General Partner or the Partnership to treat any Limited Partners alike, whether or not such Limited Partners are similarly situated, and the exercise of any power or discretion by the General Partner or the Partnership in the case of any Limited Partner shall not create any obligation on the part of the General Partner or the Partnership to take any similar action in the case of any other Limited Partner, it being understood that any power or discretion conferred upon the General Partner shall be treated as having been so conferred as to each Limited Partner separately. Any purported Transfer of Units that is not in accordance with, or subsequently violates, this Agreement shall be, to the fullest extent permitted by law, null and void.
(b)    Notwithstanding clause (a) above, subject to Section 8.6, each Limited Partner may Transfer Units in Exchange Transactions pursuant to, and in accordance with, the Exchange Agreement; provided that such Exchange Transactions shall be effected in compliance with policies that the General Partner (or any other Ares Company) may adopt or promulgate from time to time (including policies requiring the use of designated administrators or brokers).
(c)    Notwithstanding anything otherwise to the contrary in this Section 8.3, a Limited Partner may Transfer Units to any of its Permitted Transferees.
(d)    Notwithstanding anything otherwise to the contrary in this Section 8.3, upon the enforcement of the remedies available upon the occurrence and during the continuance of an event of default under any Credit Agreement or any Collateral Agreement, in each case in accordance with such agreements (including any limitations set forth therein), to the extent that the interests pledged under such agreements constitute collateral (or any similar term) under such Credit Agreement or Collateral Agreement, the administrative agent, collateral agent, trustee or other person acting in a similar capacity under such Credit Agreement or Collateral Agreement or any transferee or assignee who forecloses upon an interest in such collateral in connection with such permitted enforcement of remedies upon the occurrence and during the continuance of an event of default under such Credit Agreement or Collateral Agreement (to the extent not prohibited pursuant to the terms of such Credit Agreement or any applicable Collateral Agreement) shall be automatically admitted as a Limited Partner and shall have all of the rights and powers of the Limited Partner that previously owned such interest without any further consent of any Partner.
Section 8.4    Mandatory Exchanges. The General Partner may in its sole discretion at any time and from time to time, without the consent of any Limited Partner or other Person, cause to be Transferred in an Exchange Transaction any and all Units. Nothing in this Agreement shall obligate the General Partner or the Partnership to treat any Limited Partners alike, whether or not such Limited Partners are similarly situated, and the exercise of any power or discretion by the General Partner or the Partnership in the case of any Limited Partner shall not create any obligation on the part of the General Partner or the Partnership to take any similar action in the case of any other Limited Partner, it being understood that any power or discretion conferred upon the General Partner shall be treated as having been so conferred as to each Limited Partner separately.
Section 8.5    Encumbrances. No Partner or Assignee may create an Encumbrance with respect to all or any portion of its Units (or any beneficial interest therein) other than Encumbrances that run in favor of the Partner unless the General Partner consents in writing thereto, which consent may be given or withheld, or made subject to such conditions as are determined by the General Partner, in the General

Partner’s sole discretion. Consent of the General Partner shall be withheld until the holder of the Encumbrance acknowledges the terms and conditions of this Agreement. Any purported Encumbrance that is not in accordance with this Agreement shall be, to the fullest extent permitted by law, null and void.
Section 8.6    Further Restrictions.
(a)    Notwithstanding any contrary provision in this Agreement, the General Partner may impose such vesting requirements, forfeiture provisions, Transfer restrictions, minimum retained ownership requirements or other similar provisions with respect to any Units that are outstanding as of the Effective Date or are created thereafter, with the written consent of the holder of such Units. Nothing in this Agreement shall obligate the General Partner or the Partnership to treat any Partners alike, whether or not such Partners are similarly situated, and such requirements, provisions and restrictions may be waived or released by the General Partner in its sole discretion with respect to all or a portion of the Units owned by any one or more Partners. The exercise of any power or discretion by the General Partner or the Partnership in the case of any Partner shall not create any obligation on the part of the General Partner or the Partnership to take any similar action in the case of any other Partner, it being understood that any power or discretion conferred upon the General Partner shall be treated as having been so conferred as to each Partner separately.
(b)    Notwithstanding any contrary provision in this Agreement, in no event may any Transfer of a Unit be made by any Limited Partner or Assignee if:
(i)    such Transfer is made to any Person who lacks the legal right, power or capacity to own such Unit;
(ii)    such Transfer would require the registration of such Transferred Unit or of any Class of Units pursuant to any applicable U.S. federal or state securities Laws (including the Securities Act or the Exchange Act) or other non-U.S. securities Laws (including Canadian provincial or territorial securities laws) or would constitute a non-exempt distribution pursuant to applicable provincial or state securities Laws;
(iii)    such Transfer would cause (A) all or any portion of the assets of the Partnership to (1) constitute “plan assets” (under ERISA, the Code or any applicable Similar Law) of any existing or contemplated Limited Partner, or (2) be subject to the provisions of ERISA, Section 4975 of the Code or any applicable Similar Law, or (B) the General Partner to become a fiduciary with respect to any existing or contemplated Limited Partner, pursuant to ERISA, any applicable Similar Law, or otherwise;
(iv)    to the extent requested by the General Partner, the Partnership does not receive such legal or tax opinions and written instruments (including copies of any instruments of Transfer and such Assignee’s consent to be bound by this Agreement as an Assignee) that are in a form satisfactory to the General Partner, as determined in the General Partner’s discretion;
(v)    such Transfer would violate, or cause any Relevant Entity, to violate, any applicable Law of any jurisdiction; or

(vi)    the General Partner shall determine in its sole discretion that such Transfer would pose a material risk that the Partnership would be a “publicly traded partnership” as defined in Section 7704 of the Code.
In addition, notwithstanding any contrary provision in this Agreement, to the extent the General Partner shall determine that interests in the Partnership do not meet the requirements of Treasury Regulations section 1.7704-1(h), the General Partner may impose such restrictions on the Transfer of Units or other interests in the Partnership as the General Partner may determine in its sole discretion to be necessary or advisable so that the Partnership is not treated as a publicly traded partnership taxable as a corporation under Section 7704 of the Code.
(c)    Any Transfer in violation of this Article VIII shall be deemed null and void ab initio and of no effect.
Section 8.7    Rights of Assignees. Subject to Section 8.6(b), the Transferee of any permitted Transfer pursuant to this Article VIII will be an assignee only (“Assignee”), and only will receive, to the extent Transferred, the distributions and allocations of income, gain, loss, deduction, credit or similar item to which the Partner which Transferred its Units would be entitled, and such Assignee will not be entitled or enabled to exercise any other rights or powers of a Partner, such other rights, and all obligations relating to, or in connection with, such interest remaining with the Transferring Partner. The Transferring Partner will remain a Partner even if it has Transferred all of its Units to one or more Assignees until such time as the Assignee(s) is admitted to the Partnership as a Partner pursuant to Section 8.9.
Section 8.8    Admissions, Withdrawals and Removals.
(a)    No Person may be admitted to the Partnership as an additional or substitute General Partner without the prior written consent of each incumbent General Partner, which consent may be given or withheld, or made subject to such conditions as are determined by each incumbent General Partner, in each case in the sole discretion of each incumbent General Partner. A General Partner will not be entitled to withdraw from being a General Partner of the Partnership unless another General Partner shall have been admitted hereunder (and not have previously been removed or withdrawn).
(b)    No Limited Partner will be removed or entitled to withdraw from being a Partner of the Partnership except in accordance with Section 8.10 hereof. Any additional General Partner or substitute General Partner admitted as a general partner of the Partnership pursuant to this Section 8.8 is hereby authorized to, and shall, continue the Partnership without dissolution.
(c)    Except as otherwise provided in Article IX or the Act, no admission, substitution, withdrawal or removal of a Partner will cause the dissolution of the Partnership. To the fullest extent permitted by Law, any purported admission, withdrawal or removal that is not in accordance with this Agreement shall be null and void.
Section 8.9    Admission of Assignees as Substitute Limited Partners. An Assignee will become a substitute Limited Partner only if and when each of the following conditions is satisfied:
(a)    the General Partner consents in writing to such admission, which consent may be given or withheld, or made subject to such conditions as are determined by the General Partner, in each case in the General Partner’s sole discretion;
(b)    if required by the General Partner, the General Partner receives written instruments (including copies of any instruments of Transfer and such Assignee’s consent to be bound by this

Agreement as a substitute Limited Partner) that are in a form satisfactory to the General Partner (as determined in its sole discretion);
(c)    if required by the General Partner, the General Partner receives an opinion of counsel satisfactory to the General Partner to the effect that such Transfer is in compliance with this Agreement and all applicable Law; and
(d)    if required by the General Partner, the parties to the Transfer, or any one of them, pays all of the Partnership’s reasonable expenses connected with such Transfer (including the reasonable legal and accounting fees of the Partnership).
Section 8.10    Withdrawal and Removal of Limited Partners. Subject to Section 8.7, if a Limited Partner ceases to hold any Units, including as a result of a forfeiture of Units pursuant to Section 8.2, then such Limited Partner shall cease to be a Limited Partner and to have the power to exercise any rights or powers of a Limited Partner, and shall be deemed to have been withdrawn from the Partnership.
ARTICLE IX
DISSOLUTION, LIQUIDATION AND TERMINATION
Section 9.1    No Dissolution. Except as required by the Act, the Partnership shall not be dissolved by the admission of additional Partners or withdrawal of Partners in accordance with the terms of this Agreement. The Partnership may be dissolved, liquidated, wound up and terminated only pursuant to the provisions of this Article IX, and the Partners hereby irrevocably waive any and all other rights they may have to cause a dissolution of the Partnership or a sale or partition of any or all of the Partnership assets.
Section 9.2    Events Causing Dissolution. The Partnership shall be dissolved and its affairs shall be wound up upon the occurrence of any of the following events (each, a “Dissolution Event”):
(a)    the entry of a decree of judicial dissolution of the Partnership under Section 17-802 of the Act upon the finding by a court of competent jurisdiction that it is not reasonably practicable to carry on the business of the Partnership in conformity with this Agreement;
(b)    any event which makes it unlawful for the business of the Partnership to be carried on by the Partners;
(c)    the written consent of all Partners;
(d)    at any time there are no limited partners, unless the Partnership is continued in accordance with the Act;
(e)    the Incapacity or removal of the General Partner or the occurrence of a Disabling Event with respect to the General Partner; provided that the Partnership will not be dissolved or required to be wound up in connection with any of the events specified in this Section 9.2(e) if: (i) at the time of the occurrence of such event there is at least one other general partner of the Partnership who is hereby authorized to, and elects to, carry on the business of the Partnership; or (ii) all remaining Limited Partners consent to or ratify the continuation of the business of the Partnership and the appointment of another general partner of the Partnership, effective as of the event that caused the General Partner to cease to be a general partner of the Partnership, within 120 days following the occurrence of any such event, which consent shall be deemed (and if requested each Limited Partner shall provide a written consent or ratification) to have been given for all Limited Partners if the holders of more than 50% of the Vested Units then outstanding agree in writing to so continue the business of the Partnership; or
(f)    the determination of the General Partner in its sole discretion; provided that in the event of a dissolution pursuant to this clause (f), the relative economic rights of each Class of Units immediately prior to such dissolution shall be preserved to the greatest extent practicable with respect to distributions made to Partners pursuant to Section 9.3 below in connection with the winding up of the Partnership, taking into consideration tax and other legal constraints that may adversely affect one or more parties hereto and subject to compliance with applicable Laws, unless, and to the extent that, with respect to any Class of Units, holders of not less than 90% of the Units of such Class consent in writing to a treatment other than as described above.
Section 9.3    Distribution upon Dissolution. Upon dissolution, the Partnership shall not be terminated and shall continue until the winding up of the affairs of the Partnership is completed. Upon the winding up of the Partnership, the General Partner, or any other Person designated by the General Partner (the “Liquidation Agent”), shall take full account of the assets and liabilities of the Partnership and shall, unless the General Partner determines otherwise, liquidate the assets of the Partnership as promptly as is consistent with obtaining the fair value thereof. The proceeds of any liquidation shall be applied and distributed in the following order:
(a) First, to the satisfaction of debts and liabilities of the Partnership (including satisfaction of all indebtedness to Partners or their Affiliates to the extent otherwise permitted by Law) including the expenses of liquidation, and including the establishment of any reserve which the Liquidation Agent shall deem reasonably necessary for any contingent, conditional or unmatured contractual liabilities or obligations of the Partnership (“Contingencies”). Any such reserve may be paid over by the Liquidation Agent to any attorney- at-law, or acceptable party, as escrow agent, to be held for disbursement in payment of any Contingencies and, at the expiration of such period as shall be deemed advisable by the Liquidation Agent for distribution of the balance in the manner hereinafter provided in this Section 9.3; and
(a)    Subject to Article XII, the balance, if any, to the holders of Class A Units; pro rata to each of the holders of Class A Units in accordance with their Total Percentage Interests.
Section 9.4    Time for Liquidation. A reasonable amount of time shall be allowed for the orderly liquidation of the assets of the Partnership and the discharge of liabilities to creditors so as to enable the Liquidation Agent to minimize the losses attendant upon such liquidation.
Section 9.5    Termination. The Partnership shall terminate when all of the assets of the Partnership, after payment of or due provision for all debts, liabilities and obligations of the Partnership, shall have been distributed to the holders of Units in the manner provided for in this Article IX, and the Certificate shall have been cancelled in the manner required by the Act.
Section 9.6    Claims of the Partners. The Partners shall look solely to the Partnership’s assets for the return of their Capital Contributions, and if the assets of the Partnership remaining after payment of or due provision for all debts, liabilities and obligations of the Partnership are insufficient to return such Capital Contributions, the Partners shall have no recourse against the Partnership or any other Partner or any other Person. No Partner with a negative balance in such Partner’s Capital Account shall have any obligation to the Partnership or to the other Partners or to any creditor or other Person to restore such negative balance during the existence of the Partnership, upon dissolution or termination of the Partnership or otherwise, except to the extent required by the Act.

Section 9.7    Survival of Certain Provisions. Notwithstanding anything to the contrary in this Agreement, the provisions of Sections 10.2, 11.1 and 11.10 shall survive the termination of the Partnership.
ARTICLE X
LIABILITY AND INDEMNIFICATION
Section 10.1    Duties; Liabilities; Exculpation.
(a)    This Agreement is not intended to, and does not, create or impose any fiduciary duty on any Partner (including the General Partner) or on its Affiliates. Notwithstanding any other provision of this Agreement or any duty otherwise existing at law or in equity, the Partners (including the General Partner) and their respective Affiliates shall, to the maximum extent permitted by Law, including Section 17-1101(d) of the Act, owe only such duties and obligations as are expressly set forth in this Agreement, and no other duties (including fiduciary duties), to the Partnership, the Limited Partners, the General Partner, the Officers or any other Person otherwise bound by this Agreement.
(b)    To the extent that, at law or in equity, any Partner (including the General Partner) or its Affiliates has duties (including fiduciary duties) and liabilities relating thereto to the Partnership, the Limited Partners, the General Partner, the Officers or any other Person who is party to or is otherwise bound by this Agreement, any such Person acting under this Agreement shall not be liable to the Partnership, the Limited Partners, the General Partner, the Officers or any other Person who is party to or is otherwise bound by this Agreement for its good faith reliance on the provisions of this Agreement. The provisions of this Agreement, to the extent that such provisions restrict or eliminate the duties and liabilities relating thereto of any Partner (including the General Partner) or its Affiliates otherwise existing at law or in equity, are agreed by the Partners to replace to that extent such other duties and liabilities relating thereto of such Person.
(c)    Notwithstanding any other provision of this Agreement, whether express or implied, to the fullest extent permitted by Law, no Indemnitee shall be liable to the Partnership or any Partner for any losses, claims, demands, damages, liabilities (joint or several), expenses (including legal fees and expenses), judgments, fines, penalties, interest, settlements or other amounts arising as a result of any act or omission (in relation to the Partnership, this Agreement, any related document or any transaction or investment contemplated hereby or thereby) of a Indemnitee, or for any breach of contract (including breach of this Agreement) or any breach of duties (including breach of fiduciary duties) whether arising hereunder, at law, in equity or otherwise, unless there has been a final and non-appealable judgment entered by a court of competent jurisdiction determining that, in respect of the matter in question, the Indemnitee acted in bad faith or with criminal intent.
(d)    Each Indemnitee shall be entitled to rely in good faith on the advice of legal counsel to the Partnership, accountants, other experts and financial or professional advisors, and acting or omitting to act on behalf of the Partnership or in furtherance of the interests of the Partnership, in each case, in good faith reliance upon and in accordance with such advice will be full justification for any such act or omission, and each Indemnitee will be fully protected in so acting or omitting to act so long as such counsel, accountants, other experts and financial or professional advisors were selected with reasonable care.
(e)    Notwithstanding any other provision of this Agreement or otherwise applicable provision of law or in equity, whenever in this Agreement or any other agreement contemplated hereby the General Partner is permitted to or required to make or take (or omit to make or take) a determination, evaluation, election, decision, approval, authorization, consent or other action (howsoever described herein, each, a “Determination”) (i) in its “discretion” or “sole discretion” or under a grant of similar authority or latitude, or (ii) pursuant to any provision not subject to an express standard of “good faith” (regardless of whether there is a reference to “discretion”, “sole discretion” or any other standard), then the General Partner (or any of its Affiliates causing it to do so), in making such Determination, shall not be subject to any fiduciary duty and shall be entitled to consider only such interests and factors as it desires, including its own interests, and shall have no duty or obligation (fiduciary or otherwise) to give any consideration to any interest of or factors affecting the Partnership, the Partners, or any other Person (including any creditor of the Partnership), and shall not be subject to any other or different standards imposed by this Agreement or otherwise existing at law, in equity or otherwise. Notwithstanding the immediately preceding sentence, if a Determination under this Agreement is to be made or taken by the General Partner in “good faith”, the General Partner shall act under that express standard and shall not be subject to any other or different standard under this Agreement or otherwise existing at law, in equity or otherwise.
(f)    For all purposes of this Agreement and notwithstanding any applicable provision of law or in equity, a Determination or failure to act by the General Partner conclusively will be deemed to be made, taken or omitted to be made or taken in “good faith”, and shall not be a breach of this Agreement, unless the General Partner subjectively believed such Determination or failure to act was opposed to the best interests of the Partnership. In any proceeding brought by the Partnership, any Limited Partner, any Person who acquires an interest in a Unit or any other Person who is bound by this Agreement challenging such Determination or failure to act, notwithstanding any provision of law or equity to the contrary, the Person bringing or prosecuting such proceeding shall have the burden of proving that such Determination or failure to act was not in good faith. Any Determination taken or made by the General Partner or any other Indemnitee which is not in breach of this Agreement shall be deemed taken or determined in compliance with this Agreement, the Act and any other applicable fiduciary requirements.
(g)    The Limited Partners expressly acknowledge that the General Partner is under no obligation to consider the separate interests of the Limited Partners (including the tax consequences to Limited Partners) in deciding whether to cause the Partnership to take (or decline to take) any Determinations, and that the General Partner shall not be liable to the Limited Partners for monetary damages or equitable relief for losses sustained, liabilities incurred or benefits not derived by Limited Partners in connection with such Determinations.
(h)    Notwithstanding any other provision of this Agreement, to the extent that any provision of this Agreement, including the provisions of this Section 10.1, purports (i) to restrict or otherwise modify or eliminate the duties (including fiduciary duties), obligations and liabilities of the General Partner or any other Indemnitee otherwise existing at law or in equity or (ii) to constitute a waiver or consent by the Partnership, the Limited Partners or any other Person who acquires an interest in a Unit to any such restriction, modification or elimination, such provision shall be deemed to have been approved by the Partnership, all of the Partners, and each other Person who has acquired an interest in a Unit.
Section 10.2    Indemnification.
(a)    Indemnification. To the fullest extent permitted by law, as the same exists or hereafter be amended (but in the case of any such amendment, only to the extent that such amendment permits the Partnership to provide broader indemnification rights than such law permitted the Partnership to provide prior to such amendment), the Partnership shall indemnify any Indemnitee who was or is made or is threatened to be made a party to or is otherwise involved in any threatened, pending or completed action, suit or proceeding (brought in the right of the Partnership or otherwise), whether civil, criminal, administrative, arbitrative or investigative, and whether formal or informal, including appeals, by reason of his or her or its status as an Indemnitee or by reason of any action alleged to have been taken or omitted to be taken by Indemnitee in such capacity, for and against all loss and liability suffered and expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement reasonably incurred by such Indemnitee in connection with such action, suit or proceeding, including appeals; provided that such Indemnitee shall not be entitled to indemnification hereunder if, but only to the extent that, such Indemnitee acted in bad faith or with criminal intent. Notwithstanding the preceding sentence, except as otherwise provided in Section 10.2(c), the Partnership shall be required to indemnify an Indemnitee in connection with any action, suit or proceeding (or part thereof) (i) commenced by such Indemnitee only if the commencement of such action, suit or proceeding (or part thereof) by such Indemnitee was authorized by the General Partner and (ii) by or in the right of the Partnership only if the General Partner has provided its prior written consent. The indemnification of an Indemnitee of the type identified in clause (d) of the definition of Indemnitee shall be secondary to any and all indemnification to which such Indemnitee is entitled from (x) the relevant other Person (including any payment made to such Indemnitee under any insurance policy issued to or for the benefit of such Person or Indemnitee), and (y) the relevant Fund (if applicable) (including any payment made to such Indemnitee under any insurance policy issued to or for the benefit of such Fund or the Indemnitee) (clauses (x) and (y) together, the “Primary Indemnification”), and will only be paid to the extent the Primary Indemnification is not paid and/or does not provide coverage (e.g., a self-insured retention amount under an insurance policy). No such Person or Fund shall be entitled to contribution or indemnification from or subrogation against the Partnership. The indemnification of any other Indemnitee shall, to the extent not in conflict with such policy, be secondary to any and all payment to which such Indemnitee is entitled from any relevant insurance policy issued to or for the benefit of the Partnership or any Indemnitee.
(b)    Advancement of Expenses. To the fullest extent permitted by law, the Partnership shall promptly pay expenses (including attorneys’ fees) incurred by any Indemnitee in appearing at, participating in or defending any action, suit or proceeding in advance of the final disposition of such action, suit or proceeding, including appeals, upon presentation of an undertaking on behalf of such Indemnitee to repay such amount if it shall ultimately be determined that such Indemnitee is not entitled to be indemnified under this Section 10.2 or otherwise. Notwithstanding the preceding sentence, except as otherwise provided in Section 10.2(c), the Partnership shall be required to pay expenses of an Indemnitee in connection with any action, suit or proceeding (or part thereof) (i) commenced by such Indemnitee only if the commencement of such action, suit or proceeding (or part thereof) by such Indemnitee was authorized by the General Partner and (ii) by or in the right of the Partnership only if the General Partner has provided its prior written consent.
(c)    Unpaid Claims. If a claim for indemnification (following the final disposition of such action, suit or proceeding) or advancement of expenses under this Section 10.2 is not paid in full within 30 days after a written claim therefor by any Indemnitee has been received by the Partnership, such Indemnitee may file proceedings to recover the unpaid amount of such claim and, if successful in whole or in part, shall be entitled to be paid the expense of prosecuting such claim. In any such action the Partnership shall have the burden of proving that such Indemnitee is not entitled to the requested indemnification or advancement of expenses under applicable Law.
(d)    Insurance.
(i)    To the fullest extent permitted by law, the Partnership may purchase and maintain insurance on behalf of any person described in Section 10.2(a) against any liability asserted against such person, whether or not the Partnership would have the power to indemnify such person against such liability under the provisions of this Section 10.2 or otherwise.
(ii)    In the event of any payment by the Partnership under this Section 10.2, the Partnership shall be subrogated to the extent of such payment to all of the rights of recovery of the Indemnitee from any relevant other Person or under any insurance policy issued to or for the benefit of the Partnership, such relevant other Person, or any Indemnitee. Each Indemnitee agrees to execute all papers required and take all action necessary to secure such rights, including the execution of such documents as are necessary to enable the Partnership to bring suit to enforce any such rights in accordance with the terms of such insurance policy or other relevant document. The Partnership shall pay or reimburse all expenses actually and reasonably incurred by the Indemnitee in connection with such subrogation.
(iii)    The Partnership shall not be liable under this Section 10.2 to make any payment of amounts otherwise indemnifiable hereunder (including, but not limited to, judgments, fines and amounts paid in settlement, and excise taxes with respect to an employee benefit plan or penalties) if and to the extent that the applicable Indemnitee has otherwise actually received such payment under this Section 10.2 or any insurance policy, contract, agreement or otherwise.
(e)    Non-Exclusivity of Rights. The provisions of this Section 10.2 shall be applicable to all actions, claims, suits or proceedings made or commenced after the date of this Agreement, whether arising from acts or omissions to act occurring before or after its adoption. The provisions of this Section 10.2 shall be deemed to be a contract between the Partnership and each person entitled to indemnification under this Section 10.2 (or legal representative thereof) who serves in such capacity at any time while this Section 10.2 and the relevant provisions of applicable Law, if any, are in effect, and any amendment, modification or repeal hereof shall not affect any rights or obligations then existing with respect to any state of facts or any action, suit or proceeding then or theretofore existing, or any action, suit or proceeding thereafter brought or threatened based in whole or in part on any such state of facts. If any provision of this Section 10.2 shall be found to be invalid or limited in application by reason of any law or regulation, it shall not affect the validity of the remaining provisions hereof. The rights of indemnification provided in this Section 10.2 shall neither be exclusive of, nor be deemed in limitation of, any rights to which any person may otherwise be or become entitled or permitted by contract, this Agreement or as a matter of law, both as to actions in such person’s official capacity and actions in any other capacity, it being the policy of the Partnership that indemnification of any person whom the Partnership is obligated to indemnify pursuant to Section 10.2(a) shall be made to the fullest extent permitted by law.
For purposes of this Section 10.2, references to “other enterprises” shall include employee benefit plans; references to “fines” shall include any excise taxes assessed on a person with respect to an employee benefit plan; and references to “serving at the request of the Partnership” shall include any service as a director, officer, employee or agent of the Partnership which imposes duties on, or involves services by, such director, officer, employee, or agent with respect to an employee benefit plan, its participants, or beneficiaries.
This Section 10.2 shall not limit the right of the Partnership, to the extent and in the manner permitted by law, to indemnify and to advance expenses to, and purchase and maintain insurance on behalf of, persons other than persons described in Section 10.2(a).

ARTICLE XI
MISCELLANEOUS
Section 11.1    Dispute Resolution.
(a)    The Partnership and each Partner, each other Person who acquires a Unit or other interest in the Partnership and each other Person who is bound by this Agreement (collectively, the “Consenting Parties” and each a “Consenting Party”) agrees that any dispute, claim or controversy of whatever nature directly or indirectly relating to or arising out of this Agreement, the termination or validity thereof, or any alleged breach thereof, including the determination of the scope or applicability of this agreement to arbitrate, shall be determined by arbitration in Los Angeles, California before a panel of three arbitrators. The arbitration shall be administered by JAMS/ENDISPUTE pursuant to its Comprehensive Arbitration Rules and Procedures. The language of the arbitration shall be English. Each party to such dispute shall be entitled to choose one arbitrator, and the chosen arbitrators shall choose the third arbitrator. All arbitrators shall be chosen from the JAMS arbitration panel. The arbitrators shall, in their award, allocate all of the costs of the arbitration (and the mediation, if applicable), including the fees of the arbitrators and the reasonable attorneys’ fees of the prevailing party, against the party who did not prevail. The award in the arbitration shall be final and binding. The arbitration shall be governed by the federal arbitration act, 9 U.S.C. §§1-16, and judgment upon the award rendered by the arbitrators may be entered by any court having jurisdiction thereof. This arbitration clause shall not preclude any party from obtaining provisional relief or interim measures of protection, including injunctive relief, from a court of appropriate jurisdiction to protect its rights under this Agreement. Each party agrees and consents to personal jurisdiction, service of process and exclusive venue in any federal or state court within the State of California, County of Los Angeles, in connection with any action brought pursuant to clause (b) below or in connection with a request for any such provisional relief or interim measures of protection, and in connection with any action to enforce this arbitration clause or an award in arbitration and agrees not to assert, by way of motion, as a defense or otherwise, that any action brought in any such court should be dismissed on grounds of forum non conveniens. Each party to this Agreement consents to mailing of process or other papers in connection with any such arbitration or action by certified mail in the manner and to the addresses provided in Section 11.11.
(b)    The parties hereto agree that irreparable damage may occur if any provision of this Agreement were not performed in accordance with the terms hereof or thereof and that the parties shall be entitled to seek an injunction to prevent breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof or thereof in accordance with the provisions of this Section 11.1(b), in addition to any other remedy to which they are entitled at law or in equity. No party seeking relief under this Section 11.1(b) shall be required to post a bond or prove special damages.
Section 11.2    Severability. If any term or other provision of this Agreement is held to be invalid, illegal or incapable of being enforced by any rule of Law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions is not affected in any manner materially adverse to any party. Upon a determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.
Section 11.3    Binding Effect. This Agreement shall be binding upon and inure to the benefit of all of the parties and, to the extent permitted by this Agreement, their successors, executors, administrators, heirs, legal representatives and assigns.

Section 11.4    Further Assurances. Each Limited Partner shall perform all other acts and execute and deliver all other documents as may be necessary or appropriate to carry out the purposes and intent of this Agreement.
Section 11.5    Expenses. Except as otherwise specified in this Agreement, the Partnership shall be responsible for all costs and expenses, including fees and disbursements of counsel, financial advisors and accountants, incurred in connection with its operation.
Section 11.6    Amendments and Waivers.
(a)    This Agreement (including the Annexes hereto) may be amended, supplemented, waived or modified by the General Partner in its sole discretion without the approval of any Limited Partner or other Person; provided that no amendment may materially and adversely affect the rights of a holder of Units, as such, other than on a pro rata basis with other holders of Units of the same Class without the consent of such holder (or, if there is more than one such holder that is so affected, without the consent of a majority in interest of such affected holders in accordance with their holdings of such Class of Units); provided further, however, that notwithstanding the foregoing, the General Partner may, without the written consent of any Limited Partner or any other Person, amend, supplement, waive or modify any provision of this Agreement and execute, swear to, acknowledge, deliver, file and record whatever documents may be required in connection therewith, to reflect: (i) any amendment, supplement, waiver or modification that the General Partner determines to be necessary, appropriate, proper, advisable or incidental in connection with, or in furtherance of, the creation, authorization or issuance of Units or any Class or series of equity interest in the Partnership or options, rights, warrants or appreciation rights relating to equity interest in the Partnership pursuant to Section 7.1 hereof; (ii) the admission, substitution, withdrawal or removal of Partners in accordance with this Agreement, including pursuant to Section 7.1 hereof; (iii) a change in the name of the Partnership, the location of the principal place of business of the Partnership, the registered agent of the Partnership or the registered office of the Partnership; (iv) any amendment, supplement, waiver or modification that the General Partner determines in its sole discretion to be necessary, appropriate, proper, advisable or incidental to, or in furtherance of, addressing changes in U.S. federal, state or local income tax regulations, legislation or interpretation; (v) a change in the Fiscal Year or taxable year of the Partnership and any other changes that the General Partner determines to be necessary or appropriate as a result of a change in the Fiscal Year or taxable year of the Partnership including a change in the dates on which distributions are to be made by the Partnership; (vi) a change that the General Partner determines in its sole discretion is necessary, appropriate, proper, advisable or incidental to, or in furtherance of, qualifying or continuing the qualification of the Partnership as a limited partnership or a partnership in which the Limited Partners have limited liability under the laws of any state or other jurisdiction; (vii) an amendment that the General Partner determines is necessary or appropriate, based on the advice of counsel, to prevent the Partnership, or the General Partner or its Indemnitees, from having a material risk of being in any manner subjected to registration under the provisions of the U.S. Investment Company Act of 1940 or the U.S. Investment Advisers Act of 1940, or “plan asset” regulations adopted under the U.S. Employee Retirement Income Security Act of 1974, regardless of whether such are substantially similar to plan asset regulations currently applied or proposed by the United States Department of Labor; (viii) any amendment expressly permitted in this Agreement to be made by the General Partner acting alone; (ix) an amendment that the General Partner determines in its sole discretion to be necessary, appropriate, proper, advisable or incidental to, or in furtherance of, reflecting and accounting for the formation by the Partnership of, or investment by the Partnership in, any corporation, partnership, joint venture, limited liability company or other entity; (x) any amendment to Section 11.1 that the General Partner determines in good faith; (xi) any amendment that the General Partner determines to be necessary, appropriate, proper, advisable or incidental to, or in furtherance of, curing any ambiguity, omission, mistake, defect or inconsistency; or (xii) any other amendments that the General Partner determines to be substantially similar to the foregoing. If an amendment has been approved in accordance with this Agreement, such amendment shall be adopted and effective with respect to all Partners. Upon obtaining such approvals as may be required by this Agreement, and without further action or execution on the part of any other Partner or other Person, any amendment to this Agreement may be implemented and reflected in a writing executed solely by the General Partner and the Limited Partners shall be deemed a party to and bound by such amendment.
(b)    No failure or delay by any party in exercising any right, power or privilege hereunder (other than a failure or delay beyond a period of time specified herein) shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by Law.
(c)    The General Partner may, in its sole discretion, unilaterally amend this Agreement on or before the effective date of the final regulations to provide for (i) the election of a safe harbor under Proposed Treasury Regulations Section 1.83-3(l) (or any similar provision) under which the fair market value of a partnership interest (or interest in an entity treated as a partnership for U.S. federal income tax purposes) that is Transferred is treated as being equal to the liquidation value of that interest, (ii) an agreement by the Partnership and each of its Partners to comply with all of the requirements set forth in such regulations and Notice 2005-43 (and any other guidance provided by the Internal Revenue Service with respect to such election) with respect to all partnership interests (or interest in an entity treated as a partnership for U.S. federal income tax purposes) Transferred in connection with the performance of services while the election remains effective, (iii) the allocation of items of income, gains, deductions and losses required by the final regulations similar to Proposed Treasury Regulations Section 1.704-1(b)(4)(xii)(b) and (c), and (iv) any other related amendments.
(d)    Except as may be otherwise required by Law in connection with the winding-up, liquidation, or dissolution of the Partnership, each Partner hereby irrevocably waives any and all rights that it may have to maintain an action for judicial accounting or for partition of any of the Partnership’s property.
Section 11.7    No Third Party Beneficiaries. This Agreement shall be binding upon and inure solely to the benefit of the parties hereto and their permitted assigns and successors and nothing herein, express or implied, is intended to or shall confer upon any other Person or entity, any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement (other than pursuant to Section 10.2 hereof); provided that each employee, officer, director or agent of any Consenting Party or its Affiliates and each Indemnitee is an intended third party beneficiary of Section 11.1(a) and shall be entitled to enforce its rights thereunder.
Section 11.8    Power of Attorney. Each Limited Partner, by its execution hereof, hereby makes, constitutes and appoints the General Partner as its true and lawful agent and attorney in fact, with full power of substitution and full power and authority in its name, place and stead, to make, execute, sign, acknowledge, swear to, record and file (a) this Agreement and any amendment to this Agreement that has been adopted as herein provided; (b) the original certificate of limited partnership of the Partnership and all amendments thereto required or permitted by law or the provisions of this Agreement; (c) all certificates and other instruments (including consents and ratifications which the Limited Partners have agreed to provide upon a matter receiving the agreed support of Limited Partners) deemed advisable by the General Partner to carry out the provisions of this Agreement (including the provisions of Section 8.5) and Law or to permit the Partnership to become or to continue as a limited partnership or partnership wherein the Limited Partners have limited liability in each jurisdiction where the Partnership may be doing business; (d) all instruments that the General Partner deems appropriate to reflect a change or modification of this Agreement or the Partnership in accordance with this Agreement, including the admission of additional Limited Partners or substituted Limited Partners pursuant to the provisions of this Agreement; (e) all conveyances and other instruments or papers deemed advisable by the General Partner to effect the liquidation and termination of the Partnership; and (f) all fictitious or assumed name certificates required or permitted (in light of the Partnership’s activities) to be filed on behalf of the Partnership.
Section 11.9    Letter Agreements; Schedules. The General Partner may, or may cause the Partnership to, without the approval of any other Person, enter into separate letter agreements with individual Limited Partners with respect to Total Percentage Interests, Capital Contributions or any other matter, which have the effect of establishing rights under, or supplementing, the terms of, this Agreement. The Partnership may from time to time execute and deliver to the Limited Partners schedules which set forth the then current Capital Contributions and Total Percentage Interests of the Limited Partners and any other matters deemed appropriate by the General Partner. Such schedules shall be for information purposes only and shall not be deemed to be part of this Agreement for any purpose whatsoever.
Section 11.10    Governing Law; Separability. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware. In particular, it shall be construed to the maximum extent possible to comply with all of the terms and conditions of the Act. If, nevertheless, it shall be determined by a court of competent jurisdiction that any provision or wording of this Agreement shall be invalid or unenforceable under such Act or other applicable Law, such invalidity or unenforceability shall not invalidate the entire Agreement. In that case, this Agreement shall be construed so as to limit any term or provision so as to make it enforceable or valid within the requirements of any applicable Law, and, in the event such term or provision cannot be so limited, this Agreement shall be construed to omit such invalid or unenforceable provisions.
Section 11.11    Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by courier service, by fax, by electronic mail, by registered or certified mail (postage prepaid) or by any communication permitted by the Act to the respective parties if addressed to a Person at such Person’s address as set forth on the signature pages hereto or at such other address for a party as shall be specified in any notice given in accordance with this Section 11.11.
Section 11.12    Counterparts. This Agreement may be executed and delivered in any number of counterparts (including by facsimile or electronic transmission), each of which shall be an original and all of which together shall constitute a single instrument.
Section 11.13    Cumulative Remedies
. Rights and remedies under this Agreement are cumulative and do not preclude use of other rights and remedies available under applicable Law.
Section 11.14    Entire Agreement. This Agreement, the Supplemental Agreements and the Certificate embody the entire agreement and understanding of the parties hereto in respect of the subject matter contained herein and supersede all prior agreements and understandings between the parties with respect to such subject matter. There are no restrictions, promises, representations, warranties, covenants or undertakings, other than those expressly set forth or referred to herein or therein. Each party hereto acknowledges, represents, and warrants that (a) each such party hereto and such party’s independent counsel have reviewed this Agreement; and (b) any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not apply in the interpretation of this Agreement.
Section 11.15    Partnership Status. For U.S. federal income tax purposes, the parties intend to treat the Partnership as a partnership, and the Partnership shall be deemed to be the same entity as AH LLC.
Section 11.16    Limited Partner Representations.
(a)    Each Partner understands and agrees that:
(i)    The Units evidenced by this Agreement have not been registered under the Securities Act of 1933, 15 U.S.C. § 15b et seq., the Delaware Securities Act, the California Corporate Securities Law of 1968 or any other state securities Laws (collectively, the “Securities Acts”) because the Partnership is issuing interests in reliance upon the exemptions from the registration requirements of the Securities Acts providing for issuance of securities not involving a public offering;
(ii)    The Partnership has relied upon the representation made by each Limited Partner that such Limited Partner’s interest is to be held by such Limited Partner for investment;
(iii)    The Partnership is under no obligation to, and has no intention to, register the interests or to assist the Limited Partners in complying with any exemption from registration under the Securities Acts if such Limited Partner should at a later date wish to dispose of such Limited Partner’s interest;
(iv)    The Partnership has not requested a tax ruling from the Internal Revenue Service or any other tax authority nor an opinion of counsel with respect to the tax status of the Partnership or as to the treatment of its formation, issuance of interests, or other transactions of the Partnership, and no assurances have been made that the treatment which the Partnership intends to or does take with respect to such items will be accepted by the Internal Revenue Service upon examination and audit; and
(v)    Such Limited Partner has been advised to obtain independent counsel to advise such Limited Partner individually in connection with the drafting, preparation and negotiation of this Agreement. The attorneys, accountants and other experts who perform services for any Limited Partner may also perform services for the Partnership. To the extent that any of the foregoing representation constitutes a conflict of interest, the Partnership and each Limited Partner hereby expressly waive any such conflict of interest.
(b)    Each Limited Partner represents and warrants as follows:
(i)    Such Limited Partner is acquiring the interests for such Limited Partner’s own account, for investment purposes only, and not with a view to or for the resale, distribution or fractionalization thereof, in whole or in part, and no other Person has a direct or indirect beneficial interest therein;
(ii)    Such Limited Partner is an “accredited investor” as defined in Rule 501(a) of Regulation D promulgated by the Securities Acts; and

(iii)    The execution, delivery and performance of this Agreement have been duly authorized by such Limited Partner.
ARTICLE XII
TERMS, PREFERENCES, RIGHTS, POWERS AND DUTIES OF THE SERIES B
MANDATORY CONVERTIBLE PREFERRED MIRROR UNITS
Section 12.1    Designation. The Series B Mandatory Convertible Preferred Mirror Units are constituted, designated and created as a series of Preferred Units under this Agreement. Each Series B Mandatory Convertible Preferred Mirror Unit shall be identical in all respects to every other Series B Mandatory Convertible Preferred Mirror Unit. As of the date of the Effective Date, concurrently with the execution of this Agreement, 30,000,000 Series B Mandatory Convertible Preferred Mirror Units have been constituted, designated, created and issued to the General Partner. From time to time, the General Partner may update the number of Series B Mandatory Convertible Preferred Mirror Units in the books and records of the Partnership accordance with Section 7.1. It is the intention of the General Partner that at all times the number of outstanding shares of Mandatory Convertible Preferred Stock issued by the Issuer equal the aggregate number of GP Mirror Units issued by the Ares Operating Group entities.
Section 12.2    Definitions.
The following definitions shall be for all purposes, unless otherwise clearly indicated to the contrary, applied to the terms used in this Article XII.
“Certificate of Designations” shall mean the Certificate of Designations of the Mandatory Convertible Preferred Stock, dated as of October 10, 2024, as may be amended or supplemented from time to time.
“Distribution Junior Units” means any class or series of the Partnership’s Units and any other equity securities of the Partnership whose terms do not expressly provide that such class or series will rank senior to, or equally with, the Series B Mandatory Convertible Preferred Mirror Units with respect to the payment of distributions (without regard to whether or not distributions accumulate cumulatively). Distributions Junior Units include the Class A Units. For the avoidance of doubt, Distribution Junior Unit will not include any securities of the Partnership’s subsidiaries.

“Distribution Parity Unit” means any class or series of the Partnership’s Units and any other equity securities of the Partnership (other than the Series B Mandatory Convertible Preferred Mirror Units) whose terms expressly provide that such class or series will rank equally with the Series B Mandatory Convertible Preferred Mirror Units with respect to the payment of distributions (without regard to whether or not distributions accumulate cumulatively). For the avoidance of doubt, Distribution Parity Unit will not include any securities of the Partnership’s subsidiaries.

“Distribution Payment Date” means, with respect to any unit of Series B Mandatory Convertible Preferred Mirror Units, each January 1, April 1, July 1 and October 1 of each year, beginning on January 1, 2025 (or beginning on such other date specified in the certificate representing such share) and ending on, and including, October 1, 2027.
“Distribution Period” means each period from, and including, a Distribution Payment Date (or, in the case of the first Distribution Period, from, and including, the Initial Issue Date (as defined in the Certificate of Designations)) to, but excluding, the next Distribution Payment Date.

    “Distribution Senior Unit” means any class or series of the Partnership’s Units and any other equity securities of the Partnership whose terms expressly provide that such class or series will rank senior to the Series B Mandatory Convertible Preferred Mirror Units with respect to the payment of distributions (without regard to whether or not distributions accumulate cumulatively). For the avoidance of doubt, Distribution Senior Unit will not include any securities of the Partnership’s subsidiaries.

“GP Mirror Units” means, collectively, the Series B Mandatory Convertible Preferred Mirror Units and any preferred equity securities of a future Ares Operating Group entity with economic terms consistent with the Series B Mandatory Convertible Preferred Mirror Units.

“Junior Units” means any Distribution Junior Units or Liquidation Junior Units.
“Liquidation Junior Unit” means any class or series of the Partnership’s Units and any other equity securities of the Partnership whose terms do not expressly provide that such class or series will rank senior to, or equally with, the Series B Mandatory Convertible Preferred Mirror Units with respect to the distribution of assets upon the Partnership’s liquidation, dissolution or winding up. Liquidation Junior Units include the Class A Units. For the avoidance of doubt, Liquidation Junior Unit will not include any securities of the Partnership’s subsidiaries.

    “Liquidation Parity Unit” means any class or series of the Partnership’s Units and any other equity securities of the Partnership (other than the Series B Mandatory Convertible Preferred Mirror Units) whose terms expressly provide that such class or series will rank equally with the Series B Mandatory Convertible Preferred Mirror Units with respect to the distribution of assets upon the Partnership’s liquidation, dissolution or winding up. For the avoidance of doubt, Liquidation Parity Unit will not include any securities of the Partnership’s subsidiaries.

    “Liquidation Senior Unit” means any class or series of the Partnership’s Units and any other equity securities that the Partnership whose terms expressly provide that such class or series will rank senior to the Series B Mandatory Convertible Preferred Mirror Units with respect to the distribution of assets upon the Partnership’s liquidation, dissolution or winding up. For the avoidance of doubt, Liquidation Senior Unit will not include any securities of the Partnership’s subsidiaries.

    “Number of Incremental Diluted Units” means the increase in the number of diluted units or shares of the applicable class or series of Junior Units (determined in accordance with generally accepted accounting principles in the United States, as the same is in effect on the Initial Issue Date, and assuming net income is positive) that would result from the grant, vesting or exercise of equity-based compensation to directors, employees, contractors and agents (subject to proportionate adjustment for stock dividends, stock splits or stock combinations with respect to such class or series of Junior Units).

“Permitted Jurisdiction” means the United States or any state thereof, Belgium, Bermuda, Canada, Cayman Islands, France, Germany, Gibraltar, Ireland, Italy, Luxembourg, the Netherlands, Switzerland, the United Kingdom or British Crown Dependencies, any other member country of the Organisation for Economic Co-operation and Development, or any political subdivision of any of the foregoing.
“Permitted Reorganization” means (i) the voluntary or involuntary liquidation, dissolution or winding up of any of the Partnership’s subsidiaries or upon any reorganization of the Partnership into another limited liability entity pursuant to provisions of this Agreement that allows the Partnership to convert, merge or convey our assets to another limited liability entity with or without limited partner approval (including a merger or conversion of our partnership into a corporation if the General Partner determines in its sole discretion that it is no longer in the interests of the Partnership to continue as a partnership for U.S. federal income tax purposes) or (ii) the Partnership engages in a reorganization, merger or other transaction in which a successor to the Partnership issues equity securities to the Series B Holders that have rights, powers and preferences that are substantially similar to the rights, powers and preferences of the Series B Mandatory Convertible Preferred Mirror Units pursuant to provisions of this Agreement that allow the Partnership to do so without limited partner approval.
“Permitted Transfer” means the sale, conveyance, exchange or transfer, for cash, units of capital stock, securities or other consideration, of all or substantially all of the Partnership’s property or assets or the consolidation, merger or amalgamation of the Partnership with or into any other entity or the consolidation, merger or amalgamation of any other entity with or into the Partnership.
“Series B Holder” means a holder of Series B Mandatory Convertible Preferred Mirror Units.
“Series B Liquidation Preference” means $50.00 per Series B Mandatory Convertible Preferred Mirror Unit. The Series B Liquidation Preference shall be the “Liquidation Preference” with respect to the Series B Mandatory Convertible Preferred Mirror Units.
“Series B Liquidation Value” means the sum of the Series B Liquidation Preference and declared and unpaid distributions, if any, to, but excluding, the date of the Dissolution Event on the Series B Mandatory Convertible Preferred Mirror Units.
“Series B Record Date” means (a) December 15, in the case of a Distribution Payment Date occurring on January 1; (b) March 15, in the case of a Distribution Payment Date occurring on April 1; (c) June 15, in the case of a Distribution Payment Date occurring on July 1; and (d) September 15, in the case of a Distribution Payment Date occurring on October 1.
    “Stated Distribution Rate” means a rate per annum equal to 6.75%.

“Substantially All Merger” means a merger or consolidation of one or more of the Ares Operating Group entities with or into another Person that would, in one or a series of related transactions, result in the transfer or other disposition, directly or indirectly, of all or substantially all of the combined assets of the Ares Operating Group taken as a whole to a Person that is not an Ares Operating Group entity immediately prior to such transaction.
“Substantially All Sale” means a sale, assignment, transfer, lease or conveyance, in one or a series of related transactions, directly or indirectly, of all or substantially all of the assets of the Ares Operating Group taken as a whole to a Person that is not an Ares Operating Group entity immediately prior to such transaction.
Section 12.3    Distributions.
(a)    Generally.

(i)    Accumulation and Payment of Distributions. The Series B Mandatory Convertible Preferred Mirror Units will accumulate cumulative distributions at a rate per annum equal to the Stated Distribution Rate on the Liquidation Preference thereof (subject to Section 12.6 of this Agreement), regardless of whether or not declared or funds are legally available for their payment. Subject to the other provisions of this Section 12, such distributions will be payable when, as and if declared by the General Partner, out of funds legally available for their payment to the extent paid in cash (subject to Section 12.3(b)(i)), quarterly in arrears on each Distribution Payment Date, to the Series B Holders as of the Close of Business (as defined in the Certificate of Designations) on the immediately preceding Series B Record Date. Distributions on the Series B Mandatory Convertible Preferred Mirror Units will accumulate from, and including, the last date to which distributions have been paid (or, if no distributions have been paid, from, and including, the Initial Issue Date) to, but excluding, the next Distribution Payment Date, and distributions will cease to accumulate from and after October 1, 2027. No interest, distribution or other amount will accrue or accumulate on any distribution on the Series B Mandatory Convertible Preferred Mirror Units that is not declared or paid on the applicable Distribution Payment Date.
(ii)    Computation of Accumulated Distributions. Accumulated distributions will be computed on the basis of a 360-day year consisting of twelve 30-day months.
(iii)    Priority of the Application of Distribution Payments to Arrearages. Each payment of declared distributions on the Series B Mandatory Convertible Preferred Mirror Units will be applied to the earliest Distribution Period for which distributions have not yet been paid.
(b)    Method of Payment.

(i)    Generally. Each declared distribution on the Series B Mandatory Convertible Preferred Mirror Units will be paid in cash unless all or a portion of the dividend due on the Mandatory Convertible Preferred Stock on the corresponding Dividend Payment Date shall be paid in Common Shares of the Issuer. In such case, the General Partner shall cause the Partnership to pay the corresponding portion of such distribution in units of Class A Units. For each Distribution Payment Date, if a holder of Mandatory Convertible Preferred Stock receives a mix of cash and Common Shares, the Series B Holders shall receive the same mix of cash and units of Class A Units such that if one share of Mandatory Convertible Preferred Stock is entitled to a dividend of $1 and 1 Common Share on a given Dividend Payment Date, one Series B Mandatory Convertible Preferred Mirror Unit shall be entitled to a distribution of $1 and one Class A Unit on the corresponding Distribution Payment Date.
(ii)    Construction. References in this Agreement to distributions “paid” on the Series B Mandatory Convertible Preferred Mirror Units, and any other similar language, will be deemed to include distributions paid thereon in units of Class A Units in accordance with this Section 12.
(c)    Treatment of Distributions Upon Redemption or Conversion. If the effective date of any redemption or conversion of any Series B Mandatory Convertible Preferred Mirror Unit is after a Series B Record Date for a declared distribution on the Series B Mandatory Convertible Preferred Mirror Units and on or before the next Distribution Payment Date, then the Series B Holder of such unit at the Close of Business on such Series B Record Date will be entitled, notwithstanding such redemption or conversion, as applicable, to receive, on or, at the General Partner’s election, before such Distribution Payment Date, such declared distribution on such unit.

    Except as provided in the preceding paragraph or otherwise in this Agreement, distributions on any unit of Series B Mandatory Convertible Preferred Mirror Units will cease to accumulate from and after the applicable redemption or conversion date of such Series B Mandatory Convertible Preferred Mirror Unit.

(d)    Priority of Distributions; Limitation on Junior Payments; No Participation Rights.

(i)    Generally. Except as provided in Sections 12.3(d)(iii) and 12.3(d)(iv), this Agreement will not prohibit or restrict the General Partner from declaring or paying any distribution (whether in cash, securities or other property, or any combination of the foregoing) on any class or series of the Partnership’s units, and, unless such distribution or distribution is also declared on the Series B Mandatory Convertible Preferred Mirror Units, the Series B Mandatory Convertible Preferred Mirror Units will not be entitled to participate in such distribution or distribution.
(ii)    Construction. For purposes of Sections 12.3(d)(iii) and 12.3(d)(iv), a distribution on the Series B Mandatory Convertible Preferred Mirror Units will be deemed to have been paid if such distribution is declared and consideration in kind and amount that is sufficient, in accordance with this Agreement, to pay such distribution is set aside for the benefit of the Series B Holders entitled thereto.
(iii)    Limitation on Distributions on Parity Units. If:
(A)    less than all accumulated and unpaid distributions on the outstanding Series B Mandatory Convertible Preferred Mirror Units have been declared and paid as of any Distribution Payment Date; or
(B)    the General Partner declares a distribution on the Series B Mandatory Convertible Preferred Mirror Units that is less than the total amount of unpaid distributions on the outstanding Series B Mandatory Convertible Preferred Mirror Units that would accumulate to, but excluding, the Distribution Payment Date following such declaration, then, until and unless all accumulated and unpaid distributions on the outstanding Series B Mandatory Convertible Preferred Mirror Units have been paid, no distributions may be declared or paid on any class or series of Distribution Parity Units unless distributions are simultaneously declared on the Series B Mandatory Convertible Preferred Mirror Units on a pro rata basis, such that (A) the ratio of (x) the dollar amount of distributions so declared per share of Series B Mandatory Convertible Preferred Mirror Units to (y) the dollar amount of the total accumulated and unpaid distributions per unit of Series B Mandatory Convertible Preferred Mirror Units immediately before the payment of such distribution is no less than (B) the ratio of (x) the dollar amount of distributions so declared or paid per share of such class or series of Distribution Parity Units to (y) the dollar amount of the total accumulated and unpaid distributions per unit of such class or series of Distribution Parity Units immediately before the payment of such distribution (which dollar amount in this clause (y) will, if distributions on such class or series of Distribution Parity Units are not cumulative, be the full amount of distributions per unit thereof in respect of the most recent distribution period thereof).

(iv)    Limitation on Junior Payments. Subject to the next sentence, if any Series B Mandatory Convertible Preferred Mirror Units are outstanding, then no distributions (whether in cash, securities or other property, or any combination of the foregoing) will be declared or paid on any Junior Units, and neither the Partnership nor any of its subsidiaries will purchase, redeem or otherwise acquire for value (whether in cash, securities or other property, or any combination of the foregoing) any Junior Unit, in each case unless all accumulated distributions on the Series B Mandatory Convertible Preferred Mirror Units then outstanding for all prior completed Distribution Periods, if any, have been paid in full. Notwithstanding anything to the contrary in the preceding sentence, the restrictions set forth in the preceding sentence will not apply to the following:
(A)    distributions on Junior Units that are payable solely in shares of Junior Units, together with cash in lieu of any fractional share;
(B)    purchases, redemptions or other acquisitions of Junior Units with the proceeds of a substantially concurrent sale of other Junior Units;
(C)    purchases, redemptions or other acquisitions of Junior Units in connection with the administration of any equity award or benefit or other incentive plan of the Issuer or the Partnership (including any employment contract) in the ordinary course of business, including (x) the forfeiture of unvested shares of restricted units or stock, or any withholdings (including withholdings effected by a repurchase or similar transaction), or other surrender, of shares that would otherwise be deliverable upon exercise, delivery or vesting of equity awards under any such plan or contract, in each case whether for payment of applicable taxes or the exercise price, or otherwise; (y) cash paid in connection therewith in lieu of issuing any fractional share or unit; and (z) purchases of Junior Units pursuant to a publicly announced repurchase plan to offset the dilution resulting from issuances pursuant to any such plan or contract; provided, however, that repurchases pursuant to this clause (z) will be permitted pursuant to this Section 12.3(d)(iv)(C) only to the extent the number of units of Junior Units so repurchased does not exceed the related Number of Incremental Diluted Units;
(D)    purchases, or other payments in lieu of the issuance, of any fractional share of Junior Units in connection with the conversion, exercise or exchange of such Junior Units or of any securities convertible into, or exercisable or exchangeable for, Junior Units;
(E)    (x) distributions of Junior Units, or rights to acquire Junior Units, pursuant to a stockholder or unitholder rights plan; and (y) the redemption or repurchase of such rights pursuant to such stockholder or unitholder rights plan;
(F)    purchases of Junior Units pursuant to a binding contract (including a stock or unit repurchase plan) to make such purchases, if such contract was in effect before the Initial Issue Date;
(G)    the settlement of any convertible note hedge transactions or capped call transactions entered into in connection with the issuance, by the Partnership or any of its subsidiaries, of any debt securities that are convertible into, or exchangeable for, Common Shares (or into or for any combination of cash and Common Shares based on the value of the Common Shares), provided such convertible note hedge transactions or capped call transactions, as applicable, are on customary terms and were entered into either (x) before the Initial Issue Date or (y) in compliance with the first sentence of this Section 12.3(d)(iv);
(H)    the acquisition, by the Partnership or any of its subsidiaries, of record ownership of any Junior Units solely on behalf of Persons (other than the Partnership or any of its subsidiaries) that are the beneficial owners thereof, including as trustee or custodian;
(I)    the exchange, conversion or reclassification of Junior Units solely for or into other Junior Units, together with the payment, in connection therewith, of cash in lieu of any fractional share; and
(J)    repurchases, redemptions or other acquisitions of Junior Units for Common Shares pursuant to the Exchange Agreement or otherwise.
For the avoidance of doubt, this Section 12.3(d)(iv) will not prohibit or restrict the payment or other acquisition for value of any debt securities that are convertible into, or exchangeable for, any Junior Units.

(e)    The Partners intend that no portion of the distributions paid to a Series B Holder pursuant to this Section 12.3 shall be treated as a “guaranteed payment” within the meaning of Section 707(c) of the Code, and no Partner shall take any position inconsistent with such intention, except if there is a change in applicable law or final determination by the Internal Revenue Service that is inconsistent with such intention.
(f)    Series B Holders shall not be entitled to distributions to the extent that such distributions would be expected to cause the Capital Accounts of such Series B Holders to be less than $0, taking into account reasonably expected allocations of Gross Ordinary Income for the taxable year of such distribution.
Section 12.4    Rank. The Series B Mandatory Convertible Preferred Mirror Unit will rank (a) senior to (i) Distribution Junior Units with respect to the payment of distributions; and (ii) Liquidation Junior Units with respect to the distribution of assets upon a Dissolution Event; (b) equally with (i) Distribution Parity Units with respect to the payment of distributions; and (ii) Liquidation Parity Units with respect to the distribution of assets upon a Dissolution Event; and (c) junior to (i) Distribution Senior Units with respect to the payment of distributions; and (ii) Liquidation Senior Units with respect to the distribution of assets upon a Dissolution Event.
Section 12.5    Redemption. If the Issuer redeems the Mandatory Convertible Preferred Stock, then the Partnership shall redeem the Series B Mandatory Convertible Preferred Mirror Units at a per-unit redemption price equal to per share Redemption Price (as defined in the Certificate of Designations) paid by the Issuer in connection with the redemption of the Mandatory Convertible Preferred Stock. If all or a portion of the Redemption Price paid by the Issuer in connection with the redemption of the Mandatory Convertible Preferred Stock is paid in Common Shares of the Issuer, the General Partner shall cause the Partnership to pay the corresponding portion of the redemption price for the Series B Mandatory Convertible Preferred Mirror Units in units of Class A Units.
(a)    So long as (i) funds sufficient to pay the cash redemption price for all of the Series B Mandatory Convertible Preferred Mirror Units have been set aside for payment and (ii) any units of Class A Units to be issued in respect of the Series B Mandatory Convertible Preferred Mirror Units being redeemed have been issued, from and after the redemption date, such Series B Mandatory Convertible Preferred Mirror Units shall no longer be deemed outstanding, and all rights of the Series B Holders thereof shall cease other than the right to receive the redemption price, without interest.
Section 12.6    Distribution Rate. If the dividend rate per annum on the Mandatory Convertible Preferred Stock shall increase pursuant to the terms of the Certificate of Designations, then the Stated Distribution Rate shall increase by the same amount beginning on the same date as may be provided in the Certificate of Designations.
Section 12.7    Voting. Notwithstanding any other provision of this Agreement or the Act, the Series B Mandatory Convertible Preferred Mirror Units shall not have any relative, participating, optional or other voting, consent or approval rights or powers, and the vote, consent or approval of the Series B Holders shall not be required for the taking of any Partnership action. The Partnership may, from time to time, issue additional Series B Mandatory Convertible Preferred Mirror Units.
Section 12.8    Liquidation Rights.
(a)    Upon any Dissolution Event, after payment or provision for the liabilities of the Partnership (including the expenses of such Dissolution Event) and the satisfaction of all claims ranking senior to the Series B Mandatory Convertible Preferred Mirror Units in accordance with Article IX of this Agreement, the Series B Holders shall be entitled to receive out of the assets of the Partnership or proceeds thereof available for distribution to Partners, before any payment or distribution of assets is made in respect of Liquidation Junior Units, distributions equal to the lesser of (x) the Series B Liquidation Value and (y) the positive balance in their Capital Accounts (to the extent such positive balance is attributable to ownership of the Series B Mandatory Convertible Preferred Mirror Units and after taking into account allocations of Gross Ordinary Income to the Series B Holders pursuant to Section 5.5(d) of this Agreement for the taxable year in which the Dissolution Event occurs). Upon a Dissolution Event, or in the event that any Ares Operating Group entity liquidates, dissolves or winds up, no Ares Operating Group entity may declare or pay or set apart payment on its Junior Units unless the outstanding liquidation preference on all outstanding GP Mirror Units of each Ares Operating Group entity have been repaid via redemption or otherwise.
(b)    Upon a Dissolution Event, after each Series B Holder receives a payment equal to the positive balance in its Capital Account (to the extent such positive balance is attributable to ownership of the Series B Mandatory Convertible Preferred Mirror Units and after taking into account allocations of Gross Ordinary Income to the Series B Holders pursuant to Section 5.5(d) of this Agreement for the taxable year in which the Dissolution Event occurs), such Series B Holder shall not be entitled to any further participation in any distribution of assets by the Partnership.
(c)    For the purposes of this Section 12.8, a Dissolution Event shall not be deemed to have occurred in connection with (i) a Substantially All Merger or a Substantially All Sale whereby an Ares Operating Group entity is the surviving Person or the Person formed by such transaction is organized under the laws of a Permitted Jurisdiction and has expressly assumed all of the obligations under the GP Mirror Units, (ii) the sale or disposition of an Ares Operating Group entity (whether by merger, consolidation or the sale of all or substantially all of its assets) if such sale or disposition is not a Substantially All Merger or Substantially All Sale, (iii) the sale or disposition of an Ares Operating Group entity should such Ares Operating Group entity not constitute a “significant subsidiary” of the Issuer under Rule 1-02(w) of Regulation S-X promulgated by the Securities and Exchange Commission, (iv) an event where the Series B Mandatory Convertible Preferred Mirror Units have been fully redeemed pursuant to the terms of this Agreement or if proper notice of redemption of the Series B Mandatory

Convertible Preferred Mirror Units has been given and funds sufficient to pay the redemption price for all of the Series B Mandatory Convertible Preferred Mirror Units called for redemption have been set aside for payment pursuant this Agreement, (v) transactions where the assets of the Ares Operating Group entity being liquidated, dissolved or wound up are immediately contributed to another Ares Operating Group entity or a subsidiary thereof, and (vi) with respect to an Ares Operating Group entity, a Permitted Transfer or a Permitted Reorganization.
(d)    A Permitted Transfer will not be deemed to be a voluntary or involuntary liquidation, dissolution or winding up of the Partnership, notwithstanding that for other purposes, such as for tax purposes, such an event may constitute a liquidation, dissolution or winding up.
Section 12.9    Amendments and Waivers. The provisions of this Article XII may be amended, supplemented, waived or modified in accordance with the provisions of Section 11.6 of this Agreement; provided that any amendment, supplement, waiver or modification of this Article XII that relates to the economic terms of the Series B Mandatory Convertible Preferred Mirror Units and is not consistent with a corresponding amendment, supplement, waiver or modification of Article XX of the Issuer Certificate of Incorporation shall require the consent of the Limited Partners that own a majority of the Class A Units then outstanding.
Section 12.10    Conversion. If, in accordance with the Certificate of Designations, any or all of the shares of Mandatory Convertible Preferred Stock are converted into Common Shares or any Reference Property Units (as defined in the Certificate of Designations), whether pursuant to a Mandatory Conversion (as defined in the Certificate of Designations) or an Early Conversion (as defined in the Certificate of Designations), a corresponding number of Series B Mandatory Convertible Preferred Mirror Units will automatically, and without the need for any action on the part of the Series B Holders, be converted into (A) if the Mandatory Convertible Preferred Stock is converted into Common Shares, (i) a number of Class A Units equal to the number of Common Shares into which such Mandatory Convertible Preferred Stock was so converted; and (ii) a right to receive an amount of cash equal to the amount of cash, if any, due to the holder of such converted Mandatory Convertible Preferred Stock, or (B) if such Mandatory Convertible Preferred Stock is converted into Reference Property Units, a combination of securities (which may include Class A Units or other securities), cash or other property having an aggregate value equal to the value of the Reference Property Units received in respect of such converted Mandatory Convertible Preferred Stock, as determined by the General Partner in its sole discretion. Any cash due upon such conversion of Series B Mandatory Convertible Preferred Mirror Units will be delivered to the holder of such Series B Mandatory Convertible Preferred Mirror Units as of the day and time such funds would be due to the holder of Mandatory Convertible Preferred Stock being converted. Notwithstanding the foregoing, if at any time there are GP Mirror Units other than the Series B Mandatory Convertible Preferred Mirror Units outstanding, the conversion set forth in this Section 12.10 shall only apply to a number of Series B Mandatory Convertible Preferred Mirror Units equal to the percentage of total outstanding GP Mirror Units that are Series B Mandatory Convertible Preferred Mirror Units.
Section 12.11    Reservation of Class A Units
(a)    The Partnership shall at all times reserve and keep available out of its authorized and unissued Class A Units, solely for issuance upon the conversion of Series B Mandatory Convertible Preferred Mirror Units pursuant to this Agreement, free from any preemptive or other similar rights, a number of Class A Units equal to the maximum number of Class A Units deliverable upon conversion of all of the Series B Mandatory Convertible Preferred Mirror Units (which shall initially equal 30,000,000 Class A Units).

(b)    Notwithstanding the foregoing, the Partnership shall be entitled to deliver upon conversion of the Series B Mandatory Convertible Preferred Mirror Units or as payment of any distributions on such Series B Mandatory Convertible Preferred Mirror Units, as provided in this Agreement, Class A Units reacquired and held in the treasury of the Partnership (in lieu of the issuance of authorized and unissued Class A Units), so long as any such treasury units are free and clear of all liens, charges, security interests or encumbrances (other than liens, charges, security interests and other encumbrances created by the Series B Holders).
(c)    All Class A Units delivered upon conversion or redemption of, or as payment of a distribution on, the Series B Mandatory Convertible Preferred Mirror Units shall be duly authorized, validly issued, fully paid and non-assessable, free and clear of all liens, claims, security interests and other encumbrances (other than liens, charges, security interests and other encumbrances created by the Series B Holders) and free of preemptive rights.
Section 12.12    No Third Party Beneficiaries. The provisions of Section 11.7 of this Agreement shall apply to this Article XII without limitation.
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IN WITNESS WHEREOF, the parties hereto have entered into this Agreement or have caused this Agreement to be duly executed by their respective authorized officers, in each case as of the date first above stated.

GENERAL PARTNER:
ARES HOLDCO LLC

By: Ares Management Corporation,
its Sole Member

By:	/s/ Anton Feingold
Name:	Anton Feingold
Title:	Authorized Signatory

Address:	1800 Avenue of the Stars, Suite 1400
Los Angeles, California 90067

LIMITED PARTNERS:
ARES OWNERS HOLDINGS L.P,

By: Ares Partners Holdco LLC
its General Partner

By:	/s/ Anton Feingold
Name:	Anton Feingold
Title:	Authorized Signatory

Address:	1800 Avenue of the Stars, Suite 1400
Los Angeles, California 90067